UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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RAM Holdings Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RAM HOLDINGS LTD.
(a Bermuda company)

RAM Re House 46 Reid Street Hamilton HM 12 Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held May 2, 2008

Dear Shareholders:

          We are pleased to invite you to our 2008 Annual General Meeting of Shareholders, which we refer to as the “Annual Meeting”. We will hold the Annual Meeting at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda, on May 2, 2008 at 9:30 a.m. local time. The purpose of the Annual Meeting is:

1.	To elect eleven directors of RAM Holdings Ltd., which we refer to as RAM Holdings, to serve until RAM Holdings’ annual general meeting of shareholders in 2009.

2.

To appoint PricewaterhouseCoopers, Hamilton, Bermuda, as RAM Holdings’ independent auditors for 2008, and to authorize the directors of RAM Holdings, acting by the Audit Committee, to determine the independent auditors’ fee.

3.	To amend RAM Holdings’ memorandum of association so that RAM Holdings’ purpose is unrestricted.

4.

To amend RAM Holdings’ bye-laws to (i) permit RAM Holdings to acquire its shares as treasury shares; (ii) allow for shareholders to approve matters by written resolution other than by unanimous written resolution; (iii) clarify RAM Holdings’ ability to indemnify its directors and officers; and (iv) make various changes to permit electronic communications and delivery.

5.	To direct RAM Holdings’ to act on various matters concerning our subsidiary, RAM Reinsurance Company Ltd.

6.	To act upon any other matters that may properly come before the Annual Meeting.

          Enclosed is our Proxy Statement, which explains the matters to be acted upon at the Annual Meeting, and our 2007 Annual Report, which includes our financial statements and schedules for the year ended December 31, 2007. The audited consolidated financial statements for RAM Holdings for the year ended December 31, 2007 and accompanying auditors’ report will be presented at the Annual Meeting.

          You may vote at the Annual Meeting if you were a shareholder of record, as shown by the register of shareholders of RAM Holdings, at the close of business on March 6, 2008.

By order of the board of directors,

Victoria W. Guest
General Counsel and Secretary

March__, 2008 Hamilton, Bermuda

PROXY STATEMENT
TABLE OF CONTENTS

i

RAM HOLDINGS LTD.
(a Bermuda company)
RAM Re House, 46 Reid Street, Hamilton HM 12, Bermuda

PROXY STATEMENT

INFORMATION ABOUT OUR ANNUAL GENERAL MEETING OF SHAREHOLDERS

          We are sending you this Proxy Statement because our board of directors is soliciting your proxy to vote at the 2008 Annual General Meeting of shareholders of RAM Holdings Ltd., which we refer to as our “Annual Meeting”.

Date, Time and Location of the Annual Meeting

          We will hold the Annual Meeting at the Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda on May 2, 2008 at 9:30 a.m., local time.

Proposals to be Voted on at the Annual Meeting

The proposals to be voted on at the Annual Meeting are:

1.	To elect eleven directors of RAM Holdings Ltd., which we refer to as RAM Holdings, to serve until RAM Holdings’ annual general meeting of shareholders in 2009.

2.

To appoint PricewaterhouseCoopers, Hamilton, Bermuda, as RAM Holdings’ independent auditors for 2008, and to authorize the directors of RAM Holdings, acting by the Audit Committee, to determine the independent auditors’ fee.

3.	To amend RAM Holdings’ memorandum of association so that RAM Holdings’ purpose is unrestricted.

4.

To amend RAM Holdings’ bye-laws to (i) permit RAM Holdings to acquire its shares as treasury shares; (ii) allow for shareholders to approve matters by written resolution other than by unanimous written resolution; (iii) clarify RAM Holdings’ ability to indemnify its directors and officers; and (iv) make various changes to permit electronic communications and delivery.

5.	To direct RAM Holdings’ to act on various matters concerning our subsidiary, RAM Reinsurance Company Ltd.

RAM Holdings 2007 Annual Report

          We have enclosed our 2007 Annual Report with this Proxy Statement. The 2007 Annual Report is included for informational purposes and not as a means of soliciting your proxy. Additional copies of the 2007 Annual Report, including our Annual Report on Form 10-K and financial statements and schedules for the year ended December 31, 2007, may be obtained, without charge, by writing to the Secretary of RAM Holdings, RAM Re House, 46 Reid Street, HM 12, Bermuda. The audited consolidated financial statements for RAM Holdings for the year ended December 31, 2007 and accompanying auditors’ report will be presented at the Annual Meeting.

Mail Date

          This Proxy Statement, and the accompanying Notice of Annual General Meeting of Shareholders and Proxy, are first being mailed to shareholders on or about March _, 2008.

Our Voting Securities

          The record date for our Annual Meeting is March 6, 2008. If you owned RAM Holdings common shares at the close of business on March 6, 2008, you may vote at the Annual Meeting. On the record date, 27,248,700 of our common shares were issued and outstanding. The common shares are our only class of equity securities issued and outstanding and entitled to vote at the Annual Meeting.

Number of Votes for each Common Share

          In general, you have one vote for each common share owned at the record date. The following exceptions may apply:

          Reduction or Increase of Voting Power Under our Bye-laws

          Under our bye-laws, if you are a U.S. shareholder, other than our shareholder The PMI Group, Inc., which we refer to as “PMI”, who controls, directly, indirectly or constructively, as described in our bye-laws, more than 9.9% of our common shares, your total voting power will be reduced to 9.9% of the total voting power of our common shares. The determination of control is made under the relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”). These provisions may attribute to you ownership of shares held by another shareholder who has invested in the same partnership as you have, among other types of “constructive” ownership. In addition, our board of directors may otherwise limit your voting rights if the board believes it is necessary to do so to avoid adverse tax, legal or regulatory consequences.

          If the voting power of any of our shareholders is reduced under our bye-laws, this reduction may increase another shareholder’s voting power to more than 9.9%. In this case, our bye-laws would repeatedly reduce the voting power of all affected shareholders until no shareholder, other than PMI, has voting power of more than 9.9%. If we believe you are a U.S. shareholder who may control more than 9.9% of our common shares, we may ask you to provide us with additional information so that we can verify your ownership and determine if your voting power needs to be reduced. We may disregard the votes of any shareholder who fails to respond to a request for further information or who, in our judgment, submits incomplete or inaccurate information. In addition, because we may not know about your ownership, we request that you contact us promptly if you believe you may control more than 9.9% of the common shares. When you submit your proxy, we will consider the submission confirmation that, to your knowledge, you do not control, and you are not acting on behalf of a shareholder who controls, more than 9.9% of our common shares.

          PMI owns approximately 23.7% of our common shares. If at any time the controlled shares of PMI constitute (i) more than 9.9% of the voting power controlled by our shares and (ii) 24.5% or more of either the voting power or value of our shares, the voting rights with respect to the controlled shares owned by PMI will be limited to a voting power of 9.9%. If the above voting limitations must be applied as described above, the voting limitation will apply to PMI only after the limitation has been applied to all other shareholders whose votes are subject to reduction. Further, the voting power held by PMI will not be reduced to below 9.9% by operation of these provisions. This would likely have the effect of eliminating the voting power of all other shareholders whose votes are subject to reduction.

          Cumulative Voting

          In the case of the election of directors only, you may vote your shares on a cumulative basis, meaning you will have a number of votes equal to the product of the number of shares owned by you and the number of directors to be elected. If you wish to vote your shares cumulatively, you must provide notice to the Secretary of RAM Holdings at the address above at least two days prior to the date of the Annual Meeting. If any shareholder has notified us that he or she will be voting on a cumulative basis, then all shareholders may cumulate their votes for directors at the Annual Meeting. If cumulative voting is in effect, common shares represented by a valid proxy at the Annual Meeting will be voted on a cumulative basis and distributed among director nominees in accordance with the judgment of the appointed proxies. However, no votes of a shareholder will be distributed to a nominee for whom the shareholder voted against or withheld his or her vote.

Quorum Requirement

          The presence of two persons, representing in person or by proxy shares carrying more than 50% of the voting power of our issued and outstanding common shares as of March 6, 2008 the record date of the Annual Meeting, is necessary to constitute a quorum at the Annual Meeting. Assuming that a quorum is present, the affirmative vote of the holders of a simple majority of the common shares voted at the Annual Meeting in person or by proxy will be required to approve each of the matters to be voted upon at the Annual Meeting.

Voting Methods

          If you are a registered shareholder, meaning that your name and shareholdings are registered in our register of shareholders, you may exercise your vote by completing, signing and returning by mail the enclosed form of proxy so that it is received at least 24 hours before the Annual Meeting, or in person at the Annual Meeting. When you exercise your vote by using the form of proxy, you are instructing another person to vote your shares for you at the Annual Meeting in the manner that you indicate. These persons, called proxies, are named on your proxy card. If you have not provided instructions in the proxy, your shares will be voted FOR each of the proposals described in this Proxy Statement and set forth on the form of proxy, and in accordance with the proxy holder’s discretion as to any other business as may properly come before the Annual Meeting. Please see above, “Number of Votes for each Common Share,” for information about cumulative voting.

          If, like many shareholders, you are a beneficial shareholder and hold your shares in “street name,” meaning that you hold your shares through a bank, broker or other institution, you must instruct that institution how to vote your shares. They will usually provide you with an appropriate voting instruction form when they send you this proxy statement.

Revocation of Proxy

          If you are a registered shareholder and you use the enclosed form of proxy, you can revoke your proxy or change your voting instructions in one of these ways:

(1)	By delivering another proxy dated after your prior proxy no less than 24 hours before the Annual Meeting to the Secretary of RAM Holdings at the address above.

(2)	By attending the Annual Meeting and voting in person; or

(3)	By delivering a written notice of revocation of your proxy no less than 24 hours before the Annual Meeting to the Secretary of RAM Holdings at the address above.

          If you are a beneficial shareholder, you should contact the institution that holds your shares directly to change your voting instructions.

Voting in Person

          If you are a registered shareholder, you may vote your shares in person even if you have returned a proxy. If you choose to vote your shares in person at the Annual Meeting, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you appoint a proxy in advance, as described above, so that your vote will be counted if you are unable to attend the Annual Meeting.

Abstentions

          If you are a registered shareholder and abstain from voting on a proposal, your vote will not count as a vote cast, but the abstention will be represented at the Annual Meeting and will count toward establishing a quorum.

          If you are a registered shareholder and you do not vote, your shares will not be represented at the Annual Meeting and will not affect the outcome of our proposals. If you are a registered shareholder and return a blank but signed proxy card, your shares will be voted in the manner recommended by our board of directors, which is FOR Proposals 1 – 5. This will generally also be the case for beneficial shareholders, as explained in more detail below.

Broker non-votes

          If you are a beneficial shareholder and you do not give voting instructions to your broker, your broker may have discretionary authority to vote your shares for you on certain proposals that are considered routine matters. Brokers who have discretionary authority generally vote in the manner recommended by our board of directors, which would be FOR Proposals 1 – 5 in this case. When a broker votes a client’s shares on some but not all of the proposals, the missing votes are called broker non-votes. If broker non-votes occur at the Annual Meeting, the shares in this category will count toward the establishment of a quorum, but the broker non-votes will have no effect on the outcome of those proposals on which the broker does not or cannot vote.

Availability of the proxy statement and annual report online

          This proxy statement and our annual report for 2007 are available at www.ramre.com by first clicking “Investor Information” and then “Corporate Governance”.

INFORMATION ABOUT DIRECTORS, CORPORATE GOVERNANCE AND DIRECTOR
COMPENSATION

Corporate Governance Guidelines

          We have adopted Corporate Governance Guidelines to assist our board of directors in the exercise of its responsibilities to RAM Holdings. The Corporate Governance Guidelines are available on our website at www.ramre.com by first clicking “Investor Information” and then “Corporate Governance”. The Corporate Governance Guidelines set out the role, duties and responsibilities of our board of directors and other governance matters. The Corporate Governance Guidelines are reviewed annually by the Nominating and Corporate Governance Committee.

Composition of the board of directors

          There are currently eleven directors on the boards of each of RAM Holdings and RAM Re. The total number of directors who serve on the board at any given time is set at eleven, but this number may increase up to a maximum of fifteen board members, subject to the following exception: pursuant to the certificate of designation, preferences and rights, which sets forth the terms relating to RAM Re’s Class B preference shares, the size of the board may automatically be expanded by two members (subject to the consent of RAM Re’s shareholders) upon a failure by RAM Re to pay dividends to holders of RAM Re’s Class B preference shares for a period in excess of eighteen consecutive months. RAM Re does not currently have issued and outstanding Class B preference shares.

Director Biographies

          Set forth below is biographical information concerning each director of RAM Holdings and RAM Re, including each such individual’s principal occupation and the period during which such person has served as a director of RAM Holdings and RAM Re. Information about share ownership of each of the directors can be found in the section titled “Information about the Owners of our Common Shares” below.

Steven J. Tynan Age 53 Director since 1998 Chairman of the board of directors since 2001

Mr. Tynan co-founded High Ridge Capital LLC, a private equity firm that specializes in the insurance sector, in 1995 and has served as a member of the firm since that time. In his capacity with High Ridge, Mr. Tynan has served on the boards of numerous private insurance, reinsurance and related entities.

Vernon M. Endo Age 53 President and Chief Executive Officer Director since 2003

Mr. Endo joined the Company in 2003 from GFGC LLC, a startup venture formed to establish a European-based financial guaranty company, where he was CEO and co-founder. Mr. Endo was a managing director and member of the corporate leadership team and board of directors at FGIC from 1991 to 2001. During his tenure at FGIC, he was responsible for various business segments including structured finance, bond insurance underwriting (including public finance and international), capital markets and new products. Between 1988 and 1991, Mr. Endo was a managing director responsible for the mortgage finance unit and was later a member of the financial institutions group at Prudential Securities. He began his career at Citibank in 1976. He is Vice Chairman and a director of the Association of Financial Guaranty Insurers. Mr. Endo attended Williams College where he graduated with a B.A. in political science.

Edward F. Bader Age 66 Director since 2004

Mr. Bader owns Bader & Associates, a consulting firm. Prior to founding Bader & Associates in August 2001, Mr. Bader was a partner in the Insurance Services Practice of Arthur Andersen LLP with more than 37 years of experience in accounting and auditing concentrating in the insurance industry. He served as the head of Andersen’s World Wide Insurance Practice Group.

David L. Boyle Age 61 Director since 2005

Mr. Boyle retired as Vice Chairman and Head of Portfolio Risk Management for Ambac Financial Group, Inc. in 2005, where he served in many different executive management capacities for eight years. Previously, Mr. Boyle was a Managing Director at Citibank, N.A. where he had various management responsibilities over a career spanning from 1974 to 1996. He is the former chairman of the Association of Financial Guaranty Insurers, and currently serves on the Board of Trustees of Wittenberg University. Mr. Boyle received a B.S. from Wittenberg University and an M.B.A. from the Fisher College of Business at The Ohio State University.

Allan S. Bufferd Age 70	Mr. Bufferd retired in June 2006 after a thirty-four year career at Massachusetts Institute of Technology, most recently as Treasurer and the Founding President of the MIT Investment

Director since 2006

Management Company. During his tenure, Mr. Bufferd participated in the management of MIT’s investment portfolio. Mr. Bufferd serves as a director of Massbank Corp., a NASDAQ listed company and as a director of Och Ziff Capital Management Group, a NYSE listed company. Mr. Bufferd serves as a Trustee of the Whiting Foundation and a Trustee of the Robert Wood Johnson Foundation. He is also an investment advisor to the Grayce B. Kerr Foundation, and an investment advisor to the National University of Singapore. In addition, he is the Chairman of the Harvard Cooperative Society and of the Controlled Risk Insurance Company/Risk Management Foundation (CRICO/RMF); and a Director of the Harvard Cooperative Society, the Beth Israel Deaconess Medical Center, CRICO/RMF, Adveq (Switzerland), and Morgan Stanley Prime Property Fund. Mr. Bufferd holds three MIT degrees in materials engineering: the S.B., S.M. and Sc.D., as well as a J.D. from Suffolk University.

Joan H. Dillard Age 56 Director since 2007

Ms. Dillard, CMA, is a Senior Vice President and the Chief Financial Officer of Allied World Assurance Company Holdings, Ltd., a NYSE listed property and casualty insurer and reinsurer for which she has served in various senior financial capacities since 2003. From August 2001 until December 2002, Ms. Dillard served as the Chief Financial Officer of Worldinsure Ltd., an insurance technology provider. From May 2000 until April 2001, Ms. Dillard served as the Chief Operating Officer and Chief Financial Officer of CICcorp Inc., a medical equipment service provider. From March 1998 until May 2000, Ms. Dillard served as the Chief Financial Officer of ESG Re Limited, based in Hamburg, Germany, and from 1993 until 1998, Ms. Dillard worked for TIG Holdings, Inc. and served as the Chief Financial Officer of TIG Retail Insurance and later as the Senior Vice President of Alternative Distribution. Prior to that, Ms. Dillard served in various senior financial positions at both USF&G Corporation and American General Corporation.

Joseph M. Donovan Age 53 Director since 2007

Prior to his retirement in January 2007, Mr. Donovan was chairman of Credit Suisse’s asset-backed securities and debt financing group, which he led for nearly seven years. Prior thereto, Mr. Donovan was a managing director and head of asset finance at Prudential Securities (1998-2000) and Smith Barney (1995-1997). Mr. Donovan began his banking career at The First Boston Corporation in 1983, ultimately becoming a managing director at CS First Boston, where he served as Chief Operating Officer of the Investment Banking Department from 1992 to 1995. Mr. Donovan received his MBA from The Wharton School and has a degree in Accountancy from the University of Notre Dame. Mr. Donovan is the Lead Independent Director and Chairman of the Audit Committee of Babcock & Brown Air Limited, a NYSE listed aircraft leasing company headquartered in Dublin, Ireland.

Michael J. Normile Age 57 Director since 2008	From 2004 until to his retirement in September 2006, Mr. Normile was Managing Director, Fixed Income Capital Markets and Head of Structured Finance, Americas for HSBC

Securities, Inc. From 1993 to 2003, Mr. Normile held various Managing Director positions with Merrill Lynch & Co. in New York and London, including Head of Principal Finance and Head of Global Insurance Markets. From 1985 to 1993, Mr. Normile worked in the asset securitization area for Solomon Brothers Inc, ultimately becoming the Head of Asset Securitization. From 2003 to 2005, Mr. Normile was a director of St. Joseph’s Regional Medical Center in Patterson, New Jersey. He began his career at Irving Trust Company in 1973. Mr. Normile received his BA in Economics and Communications from Fordham University in 1973.

Bradley M. Shuster Age 57 Director since 2008

Bradley M. Shuster is President and CEO of PMI Capital Corporation, which manages the international and financial guaranty segments of PMI. Mr. Shuster’s responsibilities include management and oversight of PMI’s subsidiaries and investments in the areas of international mortgage insurance, and financial guaranty, along with management and direction for future corporate strategic diversification efforts. Mr. Shuster joined PMI in 1995 as Treasurer and Chief Investment Officer and has since held positions in corporate development where he was responsible for PMI’s strategic diversification plan. Prior to joining PMI in 1995, Mr. Shuster was an audit partner for Deloitte & Touche LLP, where he spent more than 16 years serving insurance and mortgage banking clients. Mr. Shuster served on Deloitte’s National Partner Compensation Committee and was Partner-in-Charge of Recruitment for the Northern California Practice. Mr. Shuster is a director and member of the audit committee of Intraware, Inc., a Nasdaq-listed software company. Mr. Shuster holds a B.S. from the University of California, Berkeley and an MBA from the University of California, Los Angeles. He is a chartered financial analyst and a certified public accountant.

Dirk A. Stuurop Age 59 Director since 2004

Mr. Stuurop retired as Chairman, Global Financial Institutions at Merrill Lynch where he worked from 1982 to 1999. Mr. Stuurop served as Chairman of Worldinsure Ltd., an insurance technology provider, from 2000 to 2002. He also served as Senior Executive Director to Banc of America Securities in 2003. He is a Director of Hiscox Ltd., a Bermuda based property and casualty insurance company, and is a member of their Audit, Remunerations and Conflicts Committee. Hiscox operates Syndicate 33 at Lloyd’s and is listed on the London Stock Exchange.

Conrad P. Voldstad Age 58 Director since 2006

Mr. Voldstad is a founder, advisor and director of Pallium Investment Management, a start-up investment management company, majority-owned by the Bank of Montreal, which intends to create a AAA/Aaa rated company that will operate initially in the credit default swap and the cash credit markets. From 2002 through 2006, Mr. Voldstad was a founding Principal of Arlington Hill Investment Management LLC, which managed Arlington Hill Debt Strategies (Master), Ltd. a Cayman Islands debt and currency hedge fund. From 2001 to 2002, Mr. Voldstad was Chief Executive Officer of Polestar

Capital Group, LLC, a structured finance company that developed a proprietary technique for financing tenant improvements associated with commercial real estate leases. In 2000, Mr. Voldstad advised Dresdner Kleinwort Benson regarding its strategy for investment banking in the U.S. From 1988 to 1999, Mr. Voldstad was employed at Merrill Lynch, first in London (1988 to 1997) and then in New York. At Merrill Lynch in London, Mr. Voldstad became the Head of European Debt Markets (1995 to 1997). From 1997 to 1998, he was Co-Head of Global Debt Markets. From 1998 to 1999, he was a member of the Oversight Committee that liquidated the assets and positions of Long Term Capital. Mr. Voldstad began his career at J.P. Morgan & Co. in 1974 where he was employed until 1988. Mr. Voldstad has a J.D. degree from Fordham University, an M.B.A. from the Amos Tuck School of Business at Dartmouth College and a B.A. degree from Boston College. Mr. Voldstad is a member of the Board of Overseers at the Amos Tuck School.

Independence

          We believe that each member of our board of directors, except for Mr. Endo, is “independent” within the meaning of the NASDAQ rules. Mr. Endo is not “independent” because he is an executive officer of RAM Holdings and RAM Re. In determining the independence of the remaining members of our board of directors, the Nominating & Corporate Governance Committee and our board of directors considered the following transactions, relationships and arrangements:

•

With respect to Mr. Tynan, who serves as Chairman of the board of directors: (i) in each of the last three years through July, 2007, Mr. Tynan received compensation of $150,000 per year (but no other retainers, fees, equity awards or other compensation) to serve as Chairman of the board of directors, (ii) in each of the last three years, Mr. Tynan has not conducted activities for us other than in his capacity as a director, nor has he received compensation from us for activities other than for his services as a director, (iii) our other compensated directors have received an amount that is significantly less than $150,000 per year for their duties as director, (iv) Mr. Tynan’s duties as Chairman are significantly more onerous and time consuming than that of each of the other directors, (v) the fees that have been paid to Mr. Tynan for the past three years were solely as compensation for his services as Chairman of the Board. See “Director Compensation,” below.

•

Mr. Shuster is an officer of PMI and a director of Financial Guaranty Insurance Company, or FGIC. Mr. Normile is a director of PMI Guaranty. Mr. Victor J. Bacigalupi, who was a director until February 18, 2008, is an officer of PMI. Mr. Milner, who was a director until February 22, 2008, was an officer of a subsidiary of PMI. PMI owns 23.7% of our common shares. In addition, PMI owns a 42% interest in FGIC, one of our customers through 2007, as discussed below under “Related Party Transactions” and 100% of PMI Guaranty, Inc., which conducted some business competitive with the business of RAM Re in 2007.

•	Former directors Daniel C. Lukas and Steven S. Skalicky, who resigned during the course of fiscal year 2007, are officers of shareholders of RAM Holdings.

•	Mr. Boyle retired in 2005 as Vice Chairman of Ambac Assurance Corporation, one of our customers, and owns less than 1% of the shares of Ambac.

          In addition, certain directors own, directly or indirectly, a de minimis amount of shares in certain customers and other entities which may be deemed related parties, or may own shares of such entities without their knowledge through investment funds. In each of the above cases, our board of directors considered the relationship disclosed and affirmatively determined that it would not prohibit a determination of independence under the NASDAQ rules and would not, in the opinion of our board of directors, otherwise interfere with the applicable director’s exercise of independent judgment in carrying out his responsibilities as a director.

Board of Directors Meetings

          Our board of directors and its committees held the following number of meetings during the fiscal year ended December 31, 2007:

Board of Directors	4
Audit Committee	4
Compensation Committee	4
Nominating and Corporate Governance Committee	4
Risk Management Committee	4

          Our board of directors generally meets in executive session for part of each regularly scheduled meeting. As a Bermuda company, we hold our board of directors’ meetings outside of the United States, primarily in Bermuda. Each of our directors nominated for election pursuant to this proxy statement attended in person, or by telephone from outside of the United States, at least 75% of the total number of meetings of our board of directors and any committee on which he or she served. Mr. Skalicky, who resigned from the board of directors on November 1, 2007, attended 66% of the total meetings held prior to his resignation and Mr. Lukas, who resigned from the board of directors on August 1, 2007, attended 50% of the total meetings held prior to his resignation.

Board of Directors Committees

          We have an audit committee, a compensation committee, a nominating and corporate governance committee, and a risk management committee, all of which consist exclusively of members who we believe would qualify as independent directors under the applicable NASDAQ requirements.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Management Committee

Edward F. Bader	X*	X
David L. Boyle	X			X*
Allan S. Bufferd			X	X
Joan H. Dillard		X
Joseph M. Donovan				X
Vernon M. Endo
Michael J. Normile		X
Bradley M. Shuster			X
Dirk A. Stuurop	X		X*
Steven J. Tynan	X	X	X	X
Conrad P. Voldstad		X*		X

*	Chairman

          Ms. Dillard and Mr. Donovan joined the Compensation Committee and the Risk Management Committee, respectively, upon their appointment to our board of directors in 2007. Mr. Bader joined the Compensation Committee and Mr. Bufferd joined the Nominating and Corporate Governance Committee, respectively, in August, 2007. Mr. Tynan joined the Risk Management Committee in August, 2007 and the remaining Committees in November, 2007, upon the Board determination that he is “independent”. Messrs. Normile and Shuster joined the Compensation Committee and Nominating and Corporate Governance Committee, respectively, upon their appointment to our board of directors in March, 2008.

          The composition of any or all committees may change, subject to the results of elections of directors at shareholders’ meetings or for other reasons. Additionally, we may from time to time form other committees as circumstances warrant with such authorities and responsibilities as are delegated by our board.

          Audit Committee

          The Audit Committee was established to assist our board of directors in its oversight of the integrity of our financial reporting process, the system of internal controls, the audit process, and the performance, qualification and independence of our independent auditors. We believe each member of the Audit Committee is “independent” within the meaning of the NASDAQ rules and Sarbanes Oxley rules and that its Chairman, Edward F. Bader, has the attributes of an “audit committee financial expert” as defined by the Sarbanes Oxley rules. Current members of the Audit Committee are: Edward F. Bader (chairman), David L. Boyle, Dirk A. Stuurop and Steven J. Tynan.

          The Audit Committee met in person four times in 2007. The Audit Committee meets periodically in separate sessions with the management of RAM Holdings and with the independent auditors. The duties and responsibilities of the Audit Committee are set forth in the committee’s charter, a copy of which is available on our website at www.ramre.com by first clicking “Investor Information” and then “Corporate Governance”, and include to:

•	recommend, through our board of directors, to the shareholders the appointment and termination (subject to Bermuda law) of our independent auditors;

•	review and approve the independent auditors’ proposed audit scope, approach, staffing and, subject to our shareholders authorizing our board of directors acting by the audit committee, fees;

•	pre-approve all audit and, unless applicable law permits otherwise, permitted non-audit services to be performed by the independent auditors;

•	meet periodically with our management, our internal auditors and the independent auditors in separate executive sessions;

•	review the adequacy of our internal control structure;

•	review any proposed public disclosures regarding an assessment or evaluation of our internal controls and procedures for financial reporting every quarter;

•	review and discuss with management and the independent auditors, our annual audited financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•

discuss with management our earnings press releases, including the use of “pro forma” or “adjusted” non-U.S. GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies;

•

discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles (which shall be communicated to the committee by our chief financial officer as soon as reasonably practicable), the selection and disclosure of critical accounting estimates, and the effect of alternative assumptions, estimates or accounting principles on our financial statements; and

•

review and approve procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

          Compensation Committee

          The Compensation Committee was established to discharge our board of directors’ responsibilities relating to compensation of our most highly-compensated employees. We believe each member of the Compensation Committee is “independent” within the meaning of the NASDAQ rules. Current members of the compensation committee are: Conrad P. Voldstad (Chairman), Edward F. Bader, Joan H. Dillard, and Steven J. Tynan.

          The duties and responsibilities of the Compensation Committee are set forth in the committee’s charter, a copy of which is available on our website at www.ramre.com by first clicking “Investor Information” and then “Corporate Governance”, and include to:

•

establish and oversee our executive compensation policies, including issues relating to pay and performance, targeted pay positioning (median, percentile, etc.), comparison companies, pay mix, and share ownership;

•

establish a formal evaluation process for, and determine the compensation for, the Chief Executive Officer and as part of such process, to review and approve corporate goals and objectives relevant to Chief Executive Officer compensation and evaluate the Chief Executive Officer’s performance in light of those goals and objectives;

•	review recommendations from our Chief Executive Officer regarding the compensation of our other senior officers and determine appropriate compensation levels;

•	make recommendations to our board of directors with respect to new incentive and benefit plans, or amendments to any such existing plans, other than plans covering solely outside directors; and

•	make recommendations to our board of directors with respect to awards under incentive compensation and equity-based plans, including amendments to the awards made under any such plans.

          The Compensation Committee has sole discretion to determine, or recommend to our board of directors as above, the compensation program for our most highly compensated executive officers. Under the Compensation Committee’s charter, it is not entitled to sub-delegate any or all of the powers and authority delegated to it.

          The Compensation Committee met four times in 2007. The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Secretary of RAM Holdings. Our executives are not present during the portions of the Compensation Committee meetings in which their compensation is determined. The Compensation Committee reports the committee’s recommendations on compensation to our board of directors.

          Generally, our Chief Executive Officer recommends to the Compensation Committee compensation packages for new hires, annual salary increases, incentive compensation performance measures, amounts of long-term compensation to be granted on an annual basis and other matters related to executive compensation. The Compensation Committee reviews and evaluates the recommendations made by our Chief Executive Officer. The Compensation Committee also reviews and evaluates the performance of our executive officers, including the Chief Executive Officer, in determining their compensation.

          The Compensation Committee has the authority under its charter to retain, approve fees for and terminate advisors and consultants as it deems necessary to fulfill its responsibilities. Since January 2007, our Compensation Committee has retained Johnson Associates to advise it regarding market practices and best practices in our industry. Johnson Associates was selected from among several consulting firms primarily for its expertise in the financial services industry, particularly the financial guaranty insurance industry, and excellent reputation. In early 2008, Johnson Associates provided advice regarding how financial industry peers had adjusted compensation for the 2007 compensation year in light of the adverse impact on financial results caused by deterioration in mortgage related securities and insurance. Previously, in early 2007, Johnson Associates conducted a comprehensive review of the Company’s executive compensation program. In mid-2007, Johnson Associates advised our Compensation Committee regarding the structure of our incentive compensation program for executive officers. Johnson Associates does not provide us with any services other than advice to our Compensation Committee regarding executive compensation and our Nominating and Corporate Governance Committee regarding director compensation.

          Our Compensation Committee’s policy with respect to the timing of stock option grants is set forth below under “Information About our Executives and Executive Compensation – Compensation Discussion and Analysis”.

          Nominating and Corporate Governance Committee

          The Nominating and Corporate Governance Committee was established by our board of directors to assist it in (1) identifying individuals qualified to become board of directors members, and recommending to the board of directors director nominees for the next annual general meeting of shareholders or to fill vacancies; and (2) developing and recommending to the board of directors appropriate corporate governance guidelines. We believe each member of the Nominating and Corporate Governance Committee is “independent” within the meaning of the NASDAQ rules. Current members of the Nominating and Corporate Governance Committee are: Dirk A. Stuurop (chairman), Allan S. Bufferd and Steven J. Tynan.

          The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in the committee’s charter, a copy of which is available on our website at www.ramre.com by first clicking “Investor Information” and then “Corporate Governance”, and include to:

•

develop qualification criteria for board of directors members, and actively seek, interview and screen individuals qualified to become board of directors members for recommendation to the board of directors in accordance with our Corporate Governance Guidelines;

•	recommend to the board of directors potential nominees to the board of directors, and the renomination of incumbent directors as appropriate;

•	consider potential nominees recommended by shareholders;

•	review the compensation of directors and make recommendations to the board of directors on any recommended changes;

•

review the directors who are members (including qualifications and requirements), structure (including authority to delegate) and performance, of committees of the board of directors (including reporting to the board of directors), and make recommendations to the board of directors, as appropriate;

•	review the qualification of directors as “independent” within the meaning of Securities and Exchange Commission and NASDAQ rules;

•	prepare and assist the board of directors and each committee thereof in its self-evaluation to determine whether the board of directors and such committees are functioning effectively;

•	serve in an advisory capacity to the board of directors and Chairman of the board of directors on matters of our organizational and governance structure and the conduct of the board of directors;

•	review and reassess the adequacy of our Corporate Governance Guidelines and recommend any proposed changes thereto; and

•	oversee the board of directors self-evaluation process.

          Our Nominating and Corporate Governance Committee has established the following general qualifications that the committee believes are necessary for director candidates as set forth in the charter of the Nominating and Corporate Governance Committee:

•	highest standards of personal character, conduct and integrity;

•	experience in a position of leadership and substantial accomplishment in his or her field of endeavor, which may include business, government, not-for-profit or academia;

•

an understanding of the interests of the shareholders, customers, suppliers and employees of RAM Re, as well as an understanding of the business environment in which it operates, and the intention and ability to act in its interests;

•	an ability to understand and exercise sound judgment on issues affecting the company; and

•	a willingness and ability to devote the time and effort required to serve effectively on our board of directors, including preparation for and attendance at board and committee meetings.

          Our Nominating and Corporate Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates. In general, our Nominating and Corporate Governance Committee believes that RAM Holdings benefits from having directors who represent a diversity of experience that is relevant to RAM Holdings’ operation and governance as a public company, and who will be “independent” under the NASDAQ rules. For example, current independent directors have backgrounds in financial guaranty insurance, risk management, the derivatives market, structured finance and institutional portfolio management, among other areas. In seeking new nominees, the Nominating and Corporate Governance Committee has generally engaged a search firm and provided that firm with a specific mandate. By engaging a search firm, the committee believes it is more likely to see a broad range of candidates who will be independent and not have any pre-existing relationship with the company or its management. Two directors were appointed during 2007 to fill vacancies: Ms. Dillard and Mr. Donovan. Ms. Dillard was recommended by Mr. Stuurop who had worked with her in connection with a start-up company, Worldinsure Ltd. Mr. Donovan was one of several candidates recommended by a search firm. Our Nominating and Corporate Governance Committee intends to periodically assess the qualifications for director candidates in accordance with its charter.

          Each director candidate identified by the Nominating and Corporate Governance Committee is interviewed by several members of our board of directors, and is required to undergo a background check and complete a “D & O Questionnaire” designed to elicit the information required to determine independence and meet the disclosure requirements of the Securities and Exchange Commission. All new directors visit our offices in Bermuda for orientation and training.

          Several of our directors are officers of our pre-initial public offering shareholders. Although these shareholders no longer have a contractual right to representation on our board of directors, by virtue of their right to use cumulative voting, these shareholders effectively have the power to elect specific directors. Since our initial public offering, our Nominating and Corporate Governance Committee has reviewed three director candidates nominated by our shareholder, PMI, Messrs. Mark Milner, Michael Normile and Bradley Shuster, and evaluated their respective candidacies in substantially the same manner as any other director candidate, as described above.

          In April, 2007 our Nominating and Corporate Governance Committee engaged Johnson Associates to review our director compensation. Recommended changes to director compensation were adopted effective August 2007 and are reflected below in “Director Compensation”.

          Our Nominating and Corporate Governance Committee oversaw an annual self-evaluation of our board of directors in November 2007.

          Risk Management Committee

          The Risk Management Committee was established by the board of directors of RAM Re to assist the board of directors in overseeing the underwriting, risk management and portfolio management process of RAM Re. We believe each member of the Risk Management Committee would be “independent” within the meaning of the NASDAQ rules. Current members of the Risk Management Committee are: David L. Boyle (Chairman), Allan S. Bufferd, Joseph M. Donovan, Conrad P. Voldstad and Steven J. Tynan.

          The duties and responsibilities of the Risk Management Committee are set forth in the committee’s charter, a copy of which is available on our website at www.ramre.com by first clicking “Investor Information” and then “Corporate Governance”, and include to:

•	review and approve any material changes to the underwriting authority delegated to the credit committee comprised of RAM Re executive officers;

•	review and approve any material changes to our underwriting guidelines;

•	oversee the underwriting process through the receipt of periodic reports in order to assure general compliance with the underwriting guidelines;

•	review portfolio qualitative analyses and sectoral qualitative analyses to assess overall insurance portfolio characteristics and performance;

•	monitor risk-based capital adequacy measures and trends over time;

•	review surveillance activities with particular focus on the Watch List and reserve level adequacy;

•	review market risk measures and management;

•	review emerging regulatory, market, accounting and other trends or developments with significant risk implications;

•	approve facultative and quota share treaties with material customers and retrocessional agreements;

•	review and approve any material changes to the investment authority delegated to the management committee comprised of RAM Re executive officers;

•	review and approve any material changes to the investment policy and guidelines;

•

oversee the investment process through the selection of asset managers and the receipt of periodic reports from the Company’s asset manager in order to assure general compliance with the investment policy and guidelines; and

•	review the investment portfolio composition and performance.

Director Attendance at Annual Meetings

          Each director of the Company is expected to be present at annual meetings of shareholders, absent exigent circumstances that prevent attendance. All of our then incumbent directors were present in person or by telephone at the 2007 annual general meeting of shareholders.

Director Compensation

          Our Nominating and Corporate Governance Committee has responsibility for establishing and reviewing director compensation.

          In July of 2007, our Nominating and Corporate Governance Committee retained Johnson Associates to provide a review of outside Board of Director compensation. Johnson Associates advised that over the past few years, board of director compensation has increased moderately to reflect increased time commitments, complexity of issues, and new legislation/regulation (i.e., Sarbanes-Oxley compliance). Johnson Associates also advised the committee of the following trends in director compensation:

•	Streamlining of compensation whereby Board and Committee meeting fees are incorporated into the retainer;

•	Some differentiation in Chairperson retainer for select committees (i.e. audit and to a lesser degree compensation committee);

•	Denomination of equity awards as a dollar value rather than as shares; and

•	A simple retainer of about 50%-66%+ (varies by role) of the Board retainer for the “lead director.”

          Johnson Associates further advised that, even adjusting for difference in our size relative to our main financial service comparators, our board compensation was somewhat below market.

          At its August meeting, the Nominating and Corporate Governance Committee reviewed Johnson Associates recommendation to increase board compensation to more competitive level to reflect market, duties, and time commitments. Based on the Johnson Associates recommendation, the Nominating and Corporate Governance Committee approved and recommended to the Board the compensation described in the next paragraph, resulting in a significant percentage but relatively small dollar increase which the committee believes appropriately positions RAM Re at the lower end of the market range on an individual and aggregate basis.

          Effective August 3, 2007, directors who are “independent” as defined under Section 301 of the Sarbanes-Oxley Act of 2002 and the rules thereunder relating to Audit Committee members (which, unlike the Nasdaq rules, preclude directors affiliated with controlling shareholders from being determined to be independent), and the non-employee Chairman of the board of directors, receive the following compensation:

•	Annual cash retainer for Board service of $35,000

•	Annual cash retainer for Audit Committee service of $5,000

•	Annual cash retainer for service on the Compensation Committee, Nominating and Corporate Governance Committee and Risk Management Committee of $4,000 each

•	Annual cash retainer for service as the Chair of the Audit Committee of $10,000

•	Annual cash retainer for service as the Chair of the Compensation Committee, Nominating and Corporate Governance Committee and Risk Management Committee of $6,000 each

•	Annual cash retainer for service as the Chair of the board of directors of $25,000

•	Initial award of options to purchase 13,000 Common Shares of RAM Holdings for new directors

•	Annual award of $40,000 fair value of options or restricted share units for all directors

          The above cash retainer amounts are all additive. For example, the Chair of the Audit Committee receives the Board retainer of $35,000, the Audit Committee retainer of $5,000 and the Audit Committee Chair retainer of $10,000, for a total of $50,000. The cash retainers are paid on a calendar quarterly basis (1/4 each quarter) and are not dependent upon meeting attendance.

          In March 2008, the Compensation Committee and the Nominating and Corporate Governance Committee, determined not to grant an annual award of options to any of the non-employee directors. This determination was made in consideration of the negative financial results in 2007, discussed further under “Executive Compensation,” below.

          Prior to August 2007, our independent directors not affiliated with or employed by an institutional shareholder, namely Edward F. Bader, David L. Boyle, Allan S. Bufferd, Dirk A. Stuurop, and Conrad P. Voldstad, received a retainer of $30,000 per year. Unaffiliated directors also received $1,500 per board meeting attended and $800 per committee (on which such unaffiliated director serves as a member) meeting attended. Unaffiliated directors also received $1,500 for each committee meeting attended as the chair of that committee. In addition, the audit committee chair received $10,000 per year. Each unaffiliated director received an award of 13,000 share options upon his appointment to the board and was eligible for annual grants of 2,600 share options if he remained on the board. The annual share option awards were generally made at the third quarter board meeting each year through 2006, but beginning in February 2007 are made at the first board meeting of each year at the same time as the executive option grants.

          All directors have entered into indemnification agreements with us pursuant to which we are obligated to provide legal defense and indemnification, including advancement of expenses, in the event certain claims are asserted against the covered individuals. We also provide directors’ and officers’ liability insurance for our directors and officers.

          We reimburse all directors for their reasonable travel and related expenses in connection with attending board and committee meetings.

          The table below summarizes the compensation paid by us to non-employee directors for fiscal year 2007.

DIRECTOR COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Edward F. Bader	53,000	—	3,958	—	—	—	56,958
Victor J. Bacigalupi	—	—	—	—	—	—	—
David L. Boyle	47,600	—	3,958	—	—	—	51,558
Allan S. Bufferd	41,100	—	11,332	—	—	—	52,432
Joan H. Dillard	9,750	—	3,729	—	—	—	13,479
Joseph M. Donovan	—	—	818	—	—	—	818
Daniel C. Lukas	—	—	—	—	—	—	—
Mark F. Milner	—	—	—	—	—	—	—
Steven S. Skalicky	—	—	—	—	—	—	—
Dirk A. Stuurop	47,600	—	3,958	—	—	—	51,558
Steven J. Tynan	107,000	—	—	—	—	—	107,000
Conrad P. Voldstad	47,100	—	12,517	—	—	—	59,617

(1)

Our policy is to provide compensation only to our directors who are “independent” under the Sarbanes-Oxley rules applicable to Audit Committee members. All directors in 2007 other than Mr. Endo and former director Messrs. Bacigalupi and Milner, are “independent” under the Sarbanes-Oxley rules. Ms. Dillard was appointed to the board on August 3, 2007 and Mr. Donovan was appointed to the board on November 2, 2007, and their cash compensation for 2007 was pro-rated accordingly. Mr. Lukas, and Mr. Skalicky were directors affiliated with institutional shareholders who resigned during fiscal year 2007.

(2)	No stock awards were granted in fiscal year 2007 or were outstanding at fiscal year end 2007.

(3)

The amounts included in column (d) are the dollar amounts recognized in the financial statements for the fiscal year ended December 31, 2007 in accordance with FAS 123(R) for stock option awards per the Company’s Equity Plan. The amount does not included stock option awards granted prior to 2006 as they are accounted for under APB 25 and there is no expense for financial statement purposes. Ms. Dillard and Mr. Donovan each received grants of 13,000 stock options upon their appointment to the board on August 3 and November 2, respectively. On February 20, 2007 Messrs. Bader, Boyle, Bufferd, Stuurop, and Voldstad received their annual grants of 2,600 stock options each.

          The table below sets forth the grant date fair value of each award granted in 2007 to directors (other than Mr. Endo).

Name	Options Granted in 2007 (#)	Grant Date Fair Value ($)

Edward F. Bader	2,600	10,936
David L. Boyle	2,600	10,936
Allan S. Bufferd	2,600	10,936
Joan H. Dillard	13,000	40,283
Joseph M. Donovan	13,000	22,259
Dirk A. Stuurop	2,600	10,936
Conrad P. Voldstad	2,600	10,936

          The table below sets forth the aggregate number of shares underlying option awards outstanding at fiscal year end 2007 for each director (other than Mr. Endo).

Name	Shares Underlying Options at FYE 2007 (#)

Edward F. Bader	20,800
David L. Boyle	18,200
Allan S. Bufferd	15,600
Joan J. Dillard	13,000
Joseph M. Donovan	13,000
Dirk A. Stuurop	20,800
Conrad P. Voldstad	15,600

          Share options granted to the directors under our 2001 Stock Option Plan prior to 2006 vest quarterly over a three year period. Share Options granted to directors beginning in 2006 under the 2006 Equity Plan vest in four equal annual installments on the first four anniversaries of the date of grant.

Shareholder Nomination of Directors

          It is the policy of our Nominating and Corporate Governance Committee that shareholders may suggest director candidates for consideration by the Nominating and Corporate Governance Committee by writing to the committee care of the Secretary, RAM Holdings, RAM Re House, 46 Reid Street, Hamilton HM 12 Bermuda. The Nominating and Corporate Governance Committee evaluates all director candidates in the same manner and in accordance with the same criteria, regardless of whether they are nominated by shareholders or identified by the committee. The minimum qualifications for director candidates are set forth in the Charter of the Nominating and Corporate Governance Committee, and above under “Nominating and Corporate Governance Committee”.

          If a shareholder wishes to propose a director candidate for nomination at the annual general meeting, then the shareholder must comply with the procedures set forth in the Company’s bye-laws and Bermuda law, as summarized below under “Additional Information – Shareholder Proposals”.

Shareholder and Other Communications to the Directors

          The members of our board of directors have instructed the Secretary to initially review all communications directed to them. Communications that are not relevant to the duties and responsibilities of the board, such as spam, junk mail and advertisements, are not reported to the board.

          Any communications related to RAM Holdings’ accounting, internal accounting controls or auditing matters will be referred promptly to the Chairman of the Audit Committee. Any allegations pertaining to a serious accounting infraction involving senior managers of the Company or any other potentially material complaint would then be investigated as directed by the Audit Committee and the results of such investigation would be reported to the board.

          All other communications received by the Secretary will be forwarded promptly to the specific board committee or director(s) to whom it is addressed or otherwise to the non-management directors as a group.

          Shareholders and other interested parties who wish to communicate with the RAM Holdings directors may do so anonymously or confidentially, and should direct correspondence to a particular director or committee, or to the directors as a group, by e-mail at info@ramre.com or by regular mail to the Secretary, RAM Holdings, RAM Re House, 46 Reid Street, Hamilton HM 12 Bermuda.

Transactions with Related Persons, Promoters and Certain Control Persons

          We describe below transactions we have entered into with parties that are related to us.

          Relationships with Related Parties

          In December 2003, our shareholder, PMI and our former shareholder, CIVC Partners, became investors in FGIC Corporation, an insurance holding company whose subsidiary FGIC is one of the four largest United States based primary financial guaranty insurance companies. In the ordinary course of business, we have entered into facultative reinsurance agreements with FGIC. Effective March 1, 2007, we entered into a quota share reinsurance treaty agreement with FGIC which terminated effective February 28, 2008. In 2007 and 2006, gross written premiums ceded from FGIC accounted for 26% and 12% of total gross premiums written by us. Amounts due from FGIC as of December 31, 2007 and 2006 were $Nil and $1,134,486, respectively, and have been included in premiums receivable.

          Banc of America Securities LLC may be deemed a related party of RAM Holdings because Bank of America may be deemed a beneficial owner of more than 5% of the common shares of RAM Holdings, as disclosed in a 13G filing by Bank of America on February 8, 2008. Please see “Information about the Owners of Our Common Shares,” below. In June of 2007, Banc of America Securities acted as the underwriter for a secondary offering of our common shares. Although RAM Holdings was responsible for the expenses of the offering, other than underwriting discounts and commissions, Banc of America Securities agreed to bear $50,000 of its expenses and as a result the net amount RAM Holdings paid to Banc of America Securities was $2,669 of “road show” expenses. In December 2007, at which time RAM Holdings believed that Bank of America was not a related party based on the most recent public filings, RAM Holdings engaged Banc of America Securities to provide advisory services in connection with a review of capital structure alternatives. In that engagement agreement, RAM Holdings agreed to reimburse Banc of America Securities for certain expenses and to engage Banc of America Securities on customary terms in connection with any financing as the placement agent, sole-book running, lead underwriter or equivalent. No amounts were paid to Banc of America Securities in 2007 under the engagement agreement.

          Review, Approval or Ratification of Transactions with Related Persons

          Our board of directors has adopted a written policy with respect to the review and approval of related party transactions. Under this policy, any “Related Party Transaction” will be consummated or will continue only if a committee of independent directors approves or ratifies the subject transaction in accordance with the guidelines set forth in this policy.

          For these purposes, a “Related Party” is:

1.	an officer or director of RAM Holdings;

2.	a shareholder owning in excess of five percent of RAM Holdings;

3.	a person who is an immediate family member of an officer or director of RAM Holdings; or

4.	an entity which is controlled by someone listed in 1, 2 or 3 above, or an entity in which someone listed in 1, 2 or 3 above has a substantial ownership interest.

          For these purposes, a “Related Party Transaction” is a transaction between RAM Holdings and any Related Party (including any transactions requiring disclosure under Item 404 of Regulation S-K under the U.S. Securities Exchange Act of 1934, which we refer to as the Exchange Act), other than:

1.	transactions available to all employees generally; or

2.	transactions involving less than $120,000 when aggregated with all similar transactions.

          Related Party Transactions are reviewed by a committee of independent directors of the Company, which we refer to as the “Reviewing Committee”. The Reviewing Committee is determined by the Chairmen of the standing committees in consultation with the General Counsel based on whether the subject matter of the transaction is one which would ordinarily be reviewed by that committee in accordance with its Charter. For example, the Risk Management Committee will review Related Party Transactions related to the Company’s customers or investment portfolio. In case of any Related Party Transaction that is not of the type ordinarily reviewed by the Risk Management Committee, the Nominating and Corporate Governance Committee, or the Compensation Committee, the Related Party Transaction is reviewed by the Audit Committee. No member of a Reviewing Committee participates in any review, consideration or approval of any Related Party Transaction with respect to which such member or any of his immediate family members is the related party.

          At any regularly scheduled meeting of the applicable Reviewing Committee, management submits for approval or ratification the proposed Related Party Transaction, including any information that the Reviewing Committee requests in connection with its review. The Reviewing Committee will consider such information as it deems relevant to determine whether the Related Party Transaction is, or is not, inconsistent with the best interests of the Company, which may include the benefits of the Related Party Transaction to the Company and how the terms of the transaction compare to the “market” terms for the same or similar transactions. After review, the applicable committee approves or disapproves such Related Party Transaction.

          There were no Related Party Transactions entered into in 2007 where the above policy was not followed.

Compensation Committee Interlocks and Insider Participation

          No member of the Compensation Committee in 2007 is or was formerly an officer or employee of RAM Holdings or any of its subsidiaries or had any relationship required to be disclosed under “Transactions with Related Person, Promoters and Certain Control Person” above. During 2007, no executive officer of RAM Holdings or any of its subsidiaries served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the Compensation Committee or board of directors of RAM Holdings.

Code of Conduct

          Our Code of Conduct, which is our code of ethics applicable to all directors and employees, embodies our principles and practices relating to the ethical conduct of our business and our commitment to honesty, fair dealing and full compliance with all laws affecting our business. The Code of Conduct is available at www.ramre.com by first clicking “Investor Information” and then “Corporate Governance”. To anonymously and confidentially report a suspected or actual violation of the Code of Conduct, a shareholder or any other party may follow the procedures set forth above under “Shareholders and Other Communications to Directors.”

Report of the Audit Committee

          Management has the primary responsibility for establishing and maintaining adequate internal financial controls, preparing the financial statements, and the public reporting process. The Audit Committee’s primary purpose is to assist the board of directors in fulfilling its responsibilities to oversee the participation of management in the financial reporting process and the role and responsibilities of the independent auditors.

          The Audit Committee is composed of four directors, each of whom the board of directors has determined is independent under NASDAQ listing standards and applicable rules promulgated under the Sarbanes-Oxley Act. The board of directors has also determined that Edward F. Bader, Chairman of the Audit Committee, is an “audit committee financial expert” under the Sarbanes-Oxley Act. The Audit Committee operates under a written charter adopted and approved by the board of directors, and which is available on our website at www.ramre.com.

          The Audit Committee has reviewed and discussed the December 31, 2007 audited consolidated financial statements with management and with PricewaterhouseCoopers, Hamilton, Bermuda, the independent auditors for RAM Holdings.

          The Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee has also discussed with PricewaterhouseCoopers the written disclosures and the letter required by Independence Standard’s Board Standard No. 1 regarding their independence, and has discussed with PricewaterhouseCoopers their independence.

          Based upon the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by management and PricewaterhouseCoopers, the Audit Committee recommended to the board of directors that the December 31, 2007 audited consolidated financial statements of RAM Holdings be included in the Form 10-K.

The Audit Committee

Edward F. Bader (Chairman)
David L. Boyle
Dirk A. Stuurop
Steven J. Tynan

          The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by RAM Holdings with the Securities and Exchange Commission under the Securities Act of 1933 or the Exchange Act, except to the extent that RAM Holdings specifically incorporates the Report by reference in any such document.

Principal Accountant Fees and Services

          In connection with the audit of the 2007 financial statements, our Audit Committee entered into an engagement agreement with PricewaterhouseCoopers that sets forth the terms of PricewaterhouseCoopers’s audit engagement.

          The following table shows the fees for audit and other services provided by PricewaterhouseCoopers for the years ended December 31, 2007 and 2006:

	2007 ($)	2006 ($)

Audit Fees	585,151	349,010
Audit-Related Fees	74,475	384,115
All Other Fees	6,200	5,000

Total	665,826	738,125

          Audit Fees

          Audit fees consist of professional services rendered for the audit of our financial statements for the fiscal years ended December 31, 2007 and 2006 and for the review of the financial statements included in our Quarterly Reports on Form 10-Q in 2007 and 2006. Such fees include amounts paid for reimbursement of expenses.

          Audit-Related Fees

          Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements (and are not included in the Audit Fees reported above), including $39,450 in connection with RAM Holdings’ secondary offering of common shares in June 2007 and $30,000 in connection with RAM Holdings’ S-3 filing in December 2007.

          All Other Fees

          All other fees consist of fees billed by PricewaterhouseCoopers related to financial due diligence on a potential transaction in 2007 and, salary surveys.

          Pre-Approval of Audit and Non-Audit Services

          Under the charter of the Audit Committee, the Audit Committee must approve any services and fees which are payable to the independent auditors in respect of non-audit activities, and, unless properly delegated beforehand to a sub-committee or the Committee Chair, pre-approve all permitted non-audit work to be performed by the independent auditors, subject to the de minimus exceptions for certain non-audit services described in Section 10A(i) of the Exchange Act that are approved by the Committee prior to the completion of the audit. In August, 2006, the Audit Committee authorized RAM Holdings to engage PricewaterhouseCoopers from time to time to provide up to $25,000 of non-audit services per annum without further approval of the Audit Committee.

INFORMATION ABOUT OUR EXECUTIVES AND EXECUTIVE COMPENSATION

Executive Biographies

Set forth below is biographical information concerning each current executive officer who is not a director. The biographical information for Mr. Endo, our President and Chief Executive Officer, is included above at “Information about Our Directors, Corporate Governance and Director Compensation – Director Biographies”.

Edward U. Gilpin Age 46

Chief Financial Officer
Mr. Gilpin joined us in January, 2008 from ACA Capital (OTC BB: ACAH.PK), a holding company that provides asset management services and credit protection products, where he was Executive Vice President and Chief Financial Officer and a Director. Prior to joining ACA Capital in 2001, Mr. Gilpin was Vice President in the Financial Institutions Group at Prudential Securities, Inc.’s investment banking division. From 1998-2000 Mr. Gilpin served in the capacity of chief financial officer for an ACA Capital affiliated ‘AAA’ start-up venture, developing the financial plans and spearheading the capital raising process. From 1991-1998 Mr. Gilpin was with MBIA, Inc., holding various positions in the finance area. His most recent position with MBIA was Director, Chief of Staff for MBIA Insurance Company’s President. Mr. Gilpin began his career as an Assistant Vice President in the Mutual Funds Department of BHC Securities, Inc.

David K. Steel Age 50	Chief Risk Manager Mr. Steel has been our Chief Risk Manager since 2005. In this role, Mr. Steel is responsible for credit policy and approval, portfolio surveillance, risk reporting, loss reserving and treaty negotiations. Mr. Steel joined us in August 2005 from Hanover Capital Mortgage Holdings, Inc. where he was a Managing Director and Portfolio Manager. Prior to Hanover, Mr. Steel served as head of the Domestic Mortgage Insurance and Reinsurance business at ACE Capital Re, Inc. from 2002 to 2004. Prior to ACE, Mr. Steel worked at FGIC from 1990 to 2002 where he was a member of the corporate leadership team and headed the Mortgage-Backed Securities and Investments business. He began his career at Lehman Brothers in 1984. Mr. Steel holds an M.B.A. from the University of California, Los Angeles and a B.S. from California State University, Sacramento.

James P. Gerry Age 45

Managing Director, Municipal & Infrastructure Finance
Mr. Gerry has been our Managing Director of public finance underwriting since 1998. In this role, Mr. Gerry is responsible for underwriting in domestic and international public finance and investor owned utility transactions. He has worked for us since February 1998 when RAM Re was formed. Prior to joining us, Mr. Gerry was underwriting manager for MBIA’s southern region with responsibility for all analysis, underwriting and marketing of tax-backed deals in the southern U.S. Later, he also analyzed utility, transportation and higher-education bonds. Before joining MBIA, Mr. Gerry analyzed and underwrote all tax-backed and non-health care related revenue bonds originating in the western U.S. for Bond Investors Guaranty Insurance Company, or BIG, in their San Francisco office. Previously at BIG, he specialized in the underwriting of utility, transportation and special revenue bonds for new and secondary market issues. Mr. Gerry attended Syracuse University where he received a B.A. in economics and political science and an M.P.A. from the Maxwell School of Public Affairs.

Paul C. Wollmann Age 41

Managing Director, Structured & Asset-Backed Finance
Mr. Wollmann joined us as our Managing Director, Structured & Asset Backed Finance in January 2007. In this role, Mr. Wollmann is responsible for underwriting transactions involving asset-backed securities and other structured financings, as well as corporate, financial institutions, and sovereign risks. Mr. Wollmann joined RAM Re in January 2007 from RCS Limited (sponsored by HBK Investments LP), a start-up Bermuda surety company developing alternative collateral for use by reinsurance companies to obtain U.S. regulatory credit, where he was a Managing Director. Before RCS, Mr. Wollmann was a Managing Director with Ritchie Capital Management (Bermuda) Limited, an alternative asset management firm, from June 2004 to January 2006, where he was responsible for pursuing financial guaranty reinsurance and structured credit opportunities. From September 1997 to June 2004, Mr. Wollmann was with ACE Capital Re International Ltd. where he last served as a Senior Vice President. While at ACE, Mr. Wollmann served as a member of the underwriting committee, managed the start-up of the financial guaranty reinsurance business in Bermuda and managed the direct international structured credit and global CDO business lines. Paul has a BA from Rollins College, Florida and an MBA from The School of Risk Management, Insurance and Actuarial Science, St. John’s University, New York.

Victoria W. Guest Age 41

General Counsel and Secretary
Ms. Guest has been our General Counsel and Secretary since January 2006. In this role, Ms. Guest has responsibility for overseeing all legal matters at the Company. She joined RAM Re in January 2006 from Heller Ehrman LLP where she had been a corporate associate since 1997 (from 1997-1999, she practiced at Werbel & Carnelutti, which in 1999 combined with Heller

Ehrman LLP). As a corporate associate, Ms. Guest worked on a wide variety of business transactions and provided advice to both venture-backed and public companies in connection with securities offerings, mergers and acquisitions and corporate governance matters. From 1996-1997, Ms. Guest conducted corporate investigations for Beau Dietl & Associates, a private investigative firm. Ms. Guest began her legal career as a corporate associate with Simpson Thacher & Bartlett from 1993-1996. Ms. Guest has a J.D., cum laude, from Harvard Law School and a B.A. in Modern Thought & Literature, phi beta kappa, from Stanford University. Ms. Guest serves as a director of The Bessemer Group, Incorporated, a manager of Bessemer Securities LLC and a trustee of Phipps Houses Group.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities and Exchange Act of 1934, as amended. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis (set forth below) be included in this proxy statement on Schedule 14A.

The Compensation Committee (for fiscal year 2007)

Conrad P. Voldstad (Chairman) Edward F. Bader Joan H. Dillard Steven J. Tynan

Compensation Discussion and Analysis

I.	Compensation Overview

Company Background

Our company was founded in 1998 as a Bermuda-based provider of financial guaranty reinsurance. We provide financial guaranty reinsurance for public and structured finance obligations, covering risks in both the United States and international markets. Our customers are the primary monoline financial guaranty insurers and in some cases, reinsurers.

Compensation Background

In this section, we discuss the compensation of those officers whose compensation is required to be disclosed, which in our case includes our Chief Executive Officer, Vernon Endo, our former Chief Financial Officer, Mr. Richard Lutenski, our Financial Controller, Ms. Laryssa Yuel, who served as our “principal financial officer” from September 30, 2007 through December 31, 2007, and our next three most highly compensated officers, David Steel, James Gerry and Victoria Guest. We refer to these officers as the “named executive officers.”

In understanding our compensation program, it is important to know that:

•

Our business is a “long tail” business in which it is generally difficult to influence revenues in the short term. Our business is a “long tail” business in that underwriting decisions generally will have results over a long period of time, including premium that is earned over the life of the insured securities, which may be thirty years or more, and credit losses, if any, that may materialize, over the life of the insured securities. For this reason, we have designed a compensation program under which a portion of compensation is not related directly to current year financial results but varies based on achievement of specific operational or business production goals which we believe will result in longer term benefits to the Company, including increased revenues in future years.

•

We need to retain our small staff of highly experienced executives. Our tax advantaged Bermuda domicile and operating leverage are essential components to the financial success of our business model. We have determined that employing a small number of highly qualified employees located in Bermuda is the most efficient approach to staffing. Of our sixteen employees, six are senior executives, five of whom have extensive experience in the financial guaranty industry. However, having a small number of employees causes us to be more vulnerable to employee turnover than larger organizations. We have generally replaced senior executives who leave the company with executives from outside the company because our organizational design generally does not include middle management positions. Recruiting executives from outside the company is costly and may require Bermuda Department of Immigration approval of work permits, and therefore retention of our management team is an important objective of our compensation program.

•

We compete for professional talent with a small group of primary insurers and reinsurers, almost all of which have substantially greater resources than we do. In order to attract and retain qualified personnel, we have to provide compensation that is competitive with the compensation offered by these larger market participants.

•

We are a ratings sensitive company and we experience extensive rating agency oversight. Our financial strength ratings from Standard & Poor’s and Moody’s Investors Service, or Moody’s are an important element in our business model because they determine the amount of capital credit our customers receive for our reinsurance. The rating agencies view executive compensation as a corporate governance matter that is relevant to credit ratings. In designing our compensation program, we take into account how the incentives we provide to our executives will affect our strategic goal of maintaining or improving our ratings. Therefore, in our compensation program we seek to balance incentives to increase shareholder returns with incentives to consider the long-term implications of business decisions.

•

Our Bermuda location imposes costs on our compensation program. Our Bermuda location is necessary to our business model, but imposes significant additional costs on our compensation program. All of our named executive officers were recruited from the United States or Canada. Our compensation program compensates our named executives for relocating to Bermuda, for the high cost of living in Bermuda and the insecurity caused by the work permit regime in Bermuda, which effectively gives the Bermuda government discretion in determining the time period our employees are allowed to work in Bermuda.

•

Our business was negatively affected in 2007 by our exposure to residential mortgages. In 2007, we had an operating return on equity of (13.57)% and operating loss of $42,5 million. These negative results were directly attributable to our reinsurance of 2005 – 2007 vintage residential mortgage-backed securities (“RMBS”) and collateralized debt obligations (“CDOs”) of asset-backed securities (“ABS”) containing residential mortgage collateral. We failed to achieve our financial results targets in 2007 by a substantial amount, except in the area of new business written as measured by adjusted gross premiums which exceeded our plan by a substantial margin. A portion of the new business that contributed to higher than planned adjusted gross premiums also contributed to increases in loss reserves. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for further information on our financial results.

Compensation Objectives

The objectives of our compensation program are to:

•	Retain and motivate a highly-skilled, small group of professionals to work together as a team to achieve the following strategic goals:

	•	Increasing the return to our shareholders

•	Maintaining the value and integrity of our franchise

•	Improving the effectiveness of our operations

Compensation Philosophy

Our compensation philosophy is to design compensation to achieve the objectives stated above. To this end, we seek to:

•	Pursue long-term as well as near term outcomes

•	Provide competitive but not outsized incentive pay

•	Judiciously use share options and restricted share units as incentives

• Balance performance metrics that relate to shareholder returns with incentives to maintain our ratings and improve operational effectiveness

Elements of Compensation

The elements of our compensation program for our named executives, other than Ms. Yuel, are:

•	Base salary

•	Incentive compensation awards tied to performance goals

•	Share option awards

•	Relocation related benefits, including cost of living allowance, as applicable

•	Other standard benefits

Ms. Yuel’s compensation as Financial Controller is different from the compensation provided to the other named executive officers and consists of base salary, bonus and the opportunity to receive an annual restricted share unit award.

Benchmarking

In January 2007, our Compensation Committee retained Johnson Associates as its compensation consultant to review elements of our compensation program, as discussed under “Information About Our Directors, Corporate Governance and Director Compensation – Compensation Committee,” above. In early 2007, Johnson Associates reviewed publicly available and proprietary data and concluded that overall, our target executive compensation for the 2006 compensation year was at the market median and that, even considering the potential for above target incentive compensation payment, would be within the market range if warranted by above average corporate and individual performance. In determining the appropriate market, Johnson Associates utilized proprietary and survey data from a wide range of reinsurance, guarantor, ratings agency, insurance and financial services firms. In evaluating comparable executive positions, Johnson Associates adjusted for differences in size, scope and complexity, and took into account their explicit understanding of our business. For example, the compensation of our Chief Executive Officer was compared to that of a division head of larger capitalization companies as well as that of chief executives of comparably sized and situated companies.

In February 2008, our Compensation Committee consulted with Johnson Associates regarding adjustments to compensation made by participants in the financial services industry, and particularly the financial guarantors, as a result of losses due to mortgage exposure. Johnson Associates reported that for the 2007 compensation year, incentive funding for our broad comparators was generally down 5%-10% relative to 2006, with some variation and outliers:

• Financial guarantor incentive compensation, including the value of equity awards, was flat to down 10%;

• Investment and commercial banks experienced a wide range of generally positive results, with Investment Banks about -10% to +5%, and Commercial Banks in the +5% to -5% range;

•          Funding within business segments varied widely and was heavily driven by results. While advisory/M&A and asset management businesses produced attractive business results and increased compensation levels, the year-over-year market changes significantly decreased for core fixed income, CDOs/structured products, and mortgage areas; and

• A number of Wall Street firms significantly increased deferral schedules (i.e., portion of equity vs. cash), especially for highly compensated professionals.

In addition, Johnson Associates reported that 2008 is projected to be a very difficult year for both headcount and compensation. The impact of credit market issues, write-downs, and other challenges have not yet been fully realized. Under current scenarios, across the board declines in compensation are expected for 2008.

The Compensation Committee also observed that one of the Company’s primary customers and the largest financial guarantor, MBIA, reported that it had awarded bonuses at 40% of target for top management and 65% of target for the next layer of management in respect of 2007 performance, although this reduction was partially offset by salary increases and the award of retention bonuses and success bonuses.

Input of our Executive Officers

Our Compensation Committee is charged with overall responsibility for our compensation program. Our Chief Executive Officer provides recommendations with respect to executive compensation to the Compensation Committee. See “Information About Our Directors, Corporate Governance and Director Compensation – Compensation Committee,” above. Under the Compensation Committee’s Charter, the Compensation Committee only reviews compensation for employees with a base salary of more than $175,000. Ms. Yuel’s base salary is less than $175,000 and therefore Mr. Endo (together with the members of the management committee other than Ms. Yuel) approved Ms. Yuel’s compensation for 2007. With respect to incentive compensation for 2007 performance and option awards, the Compensation Committee awarded a cash bonus and options to the Chief Executive Officer based on his performance and awarded a pool of cash and options for the executive officers other than the Chief Executive Officer. The Compensation Committee delegated to the Chief Executive Officer the authority to allocate the cash and option awards in the pool to the other executive officers.

Employment Agreements

We have an employment agreement with each of our named executive officers. We believe that employment agreements provide security necessary to recruit executive officers to work in Bermuda. A summary of the terms of the employment agreements is provided below under the Summary Compensation Table and in “Potential Payments upon Termination of Employment or Change in Control.” The term of employment for each non-Bermudian executive is generally tied to the length of his or her work permit issued by the Bermuda Department of Immigration. Apart from different salaries, bonus targets and cost of living allowance, the terms of employment for all of our named executive officers, other than Ms. Yuel, are substantially the same. We believe that having the same employment terms promotes teamwork, a sense of equality and ease of administration.

II.	Compensation Program

Base Salary

We set initial base salary based on negotiations with the executive officers we are recruiting. As noted above, most of our named executive officers have joined the company since 2003. Salaries were increased in 2006 but were not increased for the named executive officers in 2007 or 2008. We review base salaries of our named executives on an annual basis, as required by each named executive’s (other than Ms. Yuel’s) employment agreement, to ensure they are competitive and commensurate with each executive’s job responsibilities and performance. We expect that the next salary review would occur in late 2008 or in early 2009.

The employment agreements for our named executives who are U.S. citizens contain a tax equalization provision that obligates us to provide a “gross up” payment to them as a result of changes in U.S. tax law that adversely affect them, as summarized below under “Employment Agreements.” Any adverse tax law change effectively reduces the net compensation based on which the employee agreed to take the position.

Incentive Compensation

The payment of incentive compensation to the named executives, other than Ms. Yuel, is determined based on achievement of performance targets approved by the Compensation Committee.

Establishment of Target Amounts and Mix of Cash and Equity.

Since our initial public offering in 2006, our Compensation Committee has adjusted the amount of incentive compensation and the mix of cash and equity components to address changes in circumstances.

The employment agreements with our named executive officers establish “bonus” targets as a percentage of base salary. The “bonus” target established in the employment agreements is generally 100% - 125% of base salary for the named executive officers. Prior to 2006, the “bonus” was paid entirely in cash.

In 2006, our Compensation Committee adopted a policy of paying the amount of target “bonus” earned 75% in cash and 25% in restricted share units vesting over four years in equal annual installments. We adopted this policy to increase the ratio of long-term compensation to short-term compensation and as a retention device. In addition, we believe restricted share units provide an effective means of increasing executive share ownership while being less highly levered than share options.

In awarding incentive compensation in respect of 2007 performance, our Compensation Committee determined not to award a portion of the “bonus” in the form of restricted share units because of the reduction in the amount of the bonus awards as compared to those awarded with respect to 2006 performance and the potential depletion of the 2006 Equity Plan as a result of the low market price of our common shares. The Compensation Committee will re-evaluate its policy of awarding a portion of the “bonus” in the form of restricted share units in 2008.

The Compensation Committee has determined that in the future, it expects to approach cash and equity incentive compensation in a comprehensive manner. Under this new approach, the Compensation Committee will establish the total dollar amount of target cash and equity incentive compensation (with equity valued on a Black Scholes basis consistent with our financial statements) for the fiscal year. Both cash and equity incentive compensation will be awarded based on the achievement of performance targets. Management will report to the Compensation Committee on a quarterly basis regarding the achievement of targets and expected payout of incentive compensation. The Compensation Committee believes that this holistic approach to incentive compensation will provide greater visibility as to the cost to the company of incentive compensation and provide a means for determining the amount of equity to award executives on an annual basis. In addition, the Compensation Committee believes that greater variability in incentive compensation would provide greater motivation to management, and therefore that overall variability will be expected to be plus or minus 40% of target beginning in 2008.

Because of dislocation in the credit markets and resulting uncertainty in the financial guaranty market as to ratings, capital plans, business opportunities in 2008, and related matters, we have not yet finalized the formal business plan for 2008 and have therefore not yet established an incentive compensation pool or adopted incentive compensation performance targets for 2008. We will disclose our incentive compensation pool amount and targets when they are established later in 2008.

Performance Measures.

The Compensation Committee establishes performance measures for each fiscal year. We first establish our business plan and strategic objectives for the company for the applicable fiscal year. We then determine how our executives can achieve the company’s objectives and set these tasks as the performance measures for individual executives or groups of executives with similar job functions. In this way, we seek to link executive performance and compensation directly to company performance and motivate our executives to implement our strategy and business plan.

The performance measures related to 2007 performance can be broadly divided into financial results measures, business development, and other operations-related measures.

(i)	Financial Results.

Financial results measures for 2007 were established in December 2006 and consisted of a return on average equity threshold of 10% and an operating income threshold of $38.7 million based on our 2007 business plan. We chose return on average equity as one of the financial results measures because we believe this is the primary metric by which our shareholders value our business. Return on average equity is defined as net operating income (as defined below) divided by average shareholders’ equity (excluding unrealized gains and losses on securities and unrealized gains or losses on credit derivatives). We also included operating income, which is defined as net income less the sum of (a) realized investment gains or losses, and (b) unrealized gains or losses on credit derivatives, as a financial results measure because we believe operating income reflects the underlying profitability of our reinsurance business. We exclude net realized gains (losses) on investments and net unrealized gains (losses) on derivative financial instruments because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, market interest rates, credit spreads and other factors that management cannot control or predict.

(ii)	Business Development.

In addition to performance measures based on financial results, we established 2007 performance measures for certain officers based on business development. Growing our market share and unearned premium in a prudent manner is a fundamental strategic objective and directly contributes to financial results in future years. The business development category for 2007 set performance goals related to increasing business with new customers, including increasing facultative business, entering into new treaty relationships, achieving plan adjusted gross premiums, and increasing profitability. Adjusted gross premiums represents the present value of premiums collected and expected to be collected on business reinsured during the period and is the measure we use to determine and evaluate our achievement of our business development targets.

(iii)	Operational.

We also established performance measures for 2007 based on other operations-related goals for each executive, including measures intended to support our ratings, measures related to risk management and implementation of best practices in corporate governance. These measures take into account the individual performance of each executive in meeting the operational targets for his or her job function.

The Compensation Committee may establish different performance measures with respect to 2008 performance and we will disclose those performance measures when they have been determined.

Weightings by Named Executive

The performance measures for 2007 performance were weighted differently for each named executive, based on that executive’s perceived accountability for that measure of performance. The weightings for 2007 as between business results, business development and operational goals are set forth in the table below.

Target	Mr. Endo	Mr. Steel	Mr. Gerry	Ms. Guest

Business Results	40%	30%	30%	20%
Business Development	30%	0%	50%	0%
Operational Goals	30%	70%	20%	80%

Financial results measures were weighted from 20% – 40% of target incentive compensation for our named executives in 2007. We believe that this weighting is appropriate to our business. As noted in “Compensation Background”, because we have a “long-tail” business, we design our performance measures so that a substantial portion of compensation is not related directly to current year financial results and is “at risk” based on achieving business production and other operations goals, which, if achieved, will result in longer-term positive results to the Company, including revenues earned in future periods. The weighting of financial results measures for each named executive depends on the extent to which we view that executive officer as responsible for financial results.

For our Chief Executive Officer and underwriters, who are involved in business development, performance measures related to new business production and profitability are weighted at 30% and 50%, respectively.

For our Chief Risk Manager and General Counsel, operational measures related to risk management and corporate governance receive the strongest weightings. We believe these weightings are appropriate to the applicable job functions and necessary to counterbalance the measures which may motivate our Chief Executive Officer and underwriters to focus more on growth.

Determination of Award Amount.

The Compensation Committee first assesses the Company’s performance against the established financial performance measures in determining the amount of compensation to award. Generally, the Compensation Committee would expect to fund a bonus pool such that each executive receives a bonus within his or her target range. However, the Compensation Committee retains overall discretion in determining whether to award incentive compensation and the amount of incentive compensation to award. Although the Compensation Committee’s discretion is not limited, the following are illustrative examples of circumstances in which the Compensation Committee might use its discretion:

• If the Company or an executive achieves extraordinary results, the Compensation Committee might award incentive compensation in excess of the target range to recognize extraordinary achievement.

•           If the Company or an executive fails to satisfy a performance measure that the Compensation Committee believes should have been achievable, the Compensation Committee might award a lower amount or no amount overall.

•          If the Company or an executive is unable to meet a performance target as a result of unforeseen obstacles, the Compensation Committee may take this into account in determining whether to award some amount in respect of the performance measure.

•          If an unforeseen negative event occurs, such as very disappointing financial performance, a rating agency downgrade or failure to meet legal requirements, the Compensation Committee may determine not to pay bonuses even if some or all of the performance measures are satisfied.

The Compensation Committee believes it needs to retain discretion in determining the final amount of awards because adjustments may be needed for compensation to be fair to both the named executive officer and the company.

Impact of Performance on Compensation.

Our operating return on average equity for 2007 was (13.57)% and our operating loss was $42.5 million and therefore we did not achieve our financial results targets for 2007 by a substantial amount. The loss in 2007 was due to our exposure to residential mortgages in RMBS and ABS CDOs ceded to us under our treaty reinsurance agreements with our customers. We exceeded our business development target as measured by adjusted gross premium written, which was 43% above plan and 77% above the amount written in 2006. However, a portion of the new business written which contributed to adjusted gross premium also contributed to our loss reserves which negatively impacted our financial results. We achieved some, but not all, of our other business development and business mix targets. We achieved all of our operational targets in 2007.

In determining the amount of cash incentive compensation to award with respect to 2007 performance, the Compensation Committee considered the following factors, among others:

• Management received bonuses averaging in excess of 120% of target in respect of 2006 performance, due in part to favorable credit events with respect to transactions underwritten in prior years;

•          Although current management may not have been responsible for all of the transactions resulting in loss reserves and unrealized losses in 2007, applying a principle comparable to that applied with respect to 2006 performance, the bonuses for current management should be less than those awarded in 2007 for 2006 performance;

• Shareholders of the Company had experienced a decline of over 90% in value of their shares from their high point in early 2007;

•          The Company failed to achieve its financial targets by a substantial amount, and under the approved performance criteria for 2007, the failure to achieve the financial targets would result in a bonus of from 60% - 80% of target (varying by individual executive) if all other criteria were met;

•          Although Johnson Associates reported that financial guarantor compensation was flat to down 10%, MBIA had reported a reduction in bonuses to 40% - 65% of target (but also reported significant non-performance, retention based awards as a supplement); and

•          The senior executives achieved most of their business development targets, all of their operational targets, and responded diligently to the challenges in 2007. It is in the best interests of the Company to retain its key executives to address continuing challenges and opportunities in 2008.

Taking into consideration the above factors, it was determined that the aggregate bonus awards should be at approximately 55% of the aggregate targets, resulting in a bonus pool of $800,000 in the aggregate for the executive officers (excluding the new Chief Financial Officer but including one officer who is not a named executive officer). The $800,000 aggregate award is 45% of the $1,794,625 in the aggregate awarded for the same positions in 2007 in respect of 2006 performance. Of the $800,000 total awarded, the Compensation Committee awarded $250,000 to the Chief Executive Officer, representing 50% of his target award, and delegated to the Chief Executive Officer the authority to allocate the balance to the remaining executives as he deemed appropriate.

The Chief Executive Officer allocated the $550,000 available for award to the executive officers (including one officer who is not a named executive officer) on the basis that an award of 55% of target would apply to average performance. The bonuses allocated to the named executives are set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Ms. Yuel’s bonus award was not allocated out of the pool determined by the Compensation Committee. Ms. Yuel received a total bonus award of $115,000, representing 180% of the target award, as a result of her exceeding expectations for her personal performance as well as assuming a greater role in the oversight of the finance department and the financial statements as a result of the departure of our former Chief Financial Officer, Mr. Lutenski, effective September 29, 2007.

Share Option Grants

Our Compensation Committee began to grant annual share option awards in 2006. Our Compensation Committee awards share options, which vest over four years in equal annual installments, because share options are the compensation tool which most closely aligns the interests of our named executive officers with the interests of our shareholders. The Compensation Committee did not establish a target amount of share options to be granted with respect to 2006 or 2007 performance. Rather, the Compensation Committee awarded share options on a discretionary basis. The Compensation Committee intends to incorporate share options into the incentive compensation “pool” for 2008, as discussed above.

In February, 2007, the Compensation Committee approved share option awards on a discretionary basis in an amount somewhat less than the awards made in connection with the initial public offering in 2006, which management expected to approximate the amount of future annual awards. As noted, above, Johnson Associates found the total compensation in respect of the 2006 compensation year to be within the market range, including the annual option awards. These awards are set forth in the “Grant of Plan Based Awards Table.”

In awarding share options in March 2008, the Compensation Committee considered the following factors, among others:

•          There were approximately 1.8 million shares available for grant under the 2006 Equity Plan, and awards based on Black-Scholes value at the current share price under $1.50 would deplete the plan completely;

• Approximately $1 million in value of options had been awarded in 2007 and, at the current share price, approximately 2 million shares would be needed to match this level of award;

• The award of share options would dilute the value of the shares held by current shareholders of the Company;

• If 1,000,000 share options were granted, approximately 700,000 shares would remain available for grant under the 2006 Equity Plan for potential new hires or for awards in subsequent periods;

•          Retention of key executives is essential to the success of the business in the future, the previously granted awards are substantially “underwater”, and the retention value of these awards has been diminished; and

• The award of a substantial number of share options is important to incent the executive team to maximize the value of the Company for shareholders going forward.

Taking into consideration all of the above factors, the Compensation Committee determined to award 1,000,000 share options or restricted share units, representing approximately 50% of the value of the options awarded in 2007 as measured using the Black-Scholes method and an approximately 150%

increase over the number of shares awarded in 2007. The Compensation Committee awarded 300,000 share options to the Chief Executive Officer and directed the Chief Executive Officer to allocate the balance of 700,000 shares as he deemed appropriate.

The Chief Executive Officer determined to award a total of 50,879 restricted share units to staff and allocated the balance of the 649,121 shares as share options and restricted share units to the other executive officers (including two officers who are not named executive officers), in amounts roughly proportional to the awards made for the same officer positions in 2007. The share options awards were allocated to the named executives as set forth below. These awards are not set forth in the compensation tables because they were awarded after December 31, 2007.

Name	Options to Purchase Common Shares (#)

Vernon Endo	300,000
David Steel	198,500
James Gerry	158,000
Victoria Guest	96,000

The options vest in four equal annual installments on the first four anniversaries of the date of grant. Ms. Yuel was granted 14,400 restricted share units which vest in four equal annual installments on the first four anniversaries of the date of grant.

Repricing of Share Options.

We have not repriced or replaced share options. Our policy, consistent with the terms or our 2006 Equity Plan, is that we would not reprice or replace “underwater” options for our executive officers or directors without shareholder approval. All of the options granted to our officers and directors prior to 2008 are now substantially “underwater,” meaning that the market price of our common shares is substantially below the exercise prices of the options.

Grant Date Policy.

We have adopted a policy that share options and restricted share units, other than for new hires or newly elected directors, will be granted on an annual basis at the first board meeting of the fiscal year. We anticipate very few employee hires, and therefore whenever possible, share options and restricted share units for new hires will be approved by the our board of directors at a regular meeting in advance of the start date of employment with a grant date of the start date of employment. In each case, the fair market value of RAM Holdings shares is determined in accordance with the 2006 Equity Plan as the average of the high and low sale price on the grant date.

Other Benefits

Supplemental Retirement Plan.

All of our employees (not just our named executive officers) participate in one of our Supplemental Retirement Plans, each of which has substantially the same terms and is similar to a U.S. defined contribution plan, such as a 401(k) plan. We believe a competitive pay package should include the opportunity to defer compensation which may be used as savings toward retirement. The contributions by RAM Re and our U.S. citizen named executives to the Supplemental Retirement Plan are subject to U.S. income tax on a deferred basis, upon distributions from the account in accordance with the payment elections made by our employees. Section 409A of the Code, which amended the tax treatment of deferred compensation arrangements, applies to the Supplemental Retirement Plan. We will amend the Supplemental Retirement Plan in 2008 to conform to Section 409A requirements.

Relocation-Related Benefits.

We pay a cost of living allowance to our named executives who are U.S. citizens. The purpose of the cost of living allowance is primarily to cover the cost of housing in Bermuda, although its use is not restricted. We believe it is necessary to pay a cost of living allowance to recruit U.S. based executives to live in Bermuda, primarily because the cost of living in Bermuda is very high. In determining the amount of the cost of living allowance, we have relied on anecdotal evidence regarding the compensation packages offered by other financial services companies located in Bermuda. We have not reviewed or increased the amount of our cost of living allowances since 2003 and we have no plans to adjust them in the near term. In early 2007, Johnson Associates reviewed the cost of living allowances provided to our named executives in relation to those provided to executives of other Bermuda companies and found our cost of living allowances to be within the market range.

In addition to the cost of living allowance, we provide several additional benefits related to the need to relocate our named executives from the United States to Bermuda. First, we reimburse up to $70,000 of the cost of relocating to Bermuda. In addition, we reimburse up to $50,000 of the cost of relocating back to the United States upon termination of employment. Only the properly documented ordinary and necessary expenses of relocation, which are reviewed by our accounting department and our Chief Executive Officer, are eligible for reimbursement. In addition, we pay for the airfare for our named executives and their immediate family members to take one round trip to the East Coast of the United States per year. Finally, we reimburse each named executive up to $7,500 per year for tax advice and preparation services, because the U.S. income tax filings for U.S. citizens living abroad are more complex than those for U.S. citizens residing in the U.S. We believe that all of these benefits are standard benefits offered by Bermuda-based financial services companies to recruit executives from overseas, based on anecdotal evidence.

Health and Other Insurance Benefits.

We provide customary health, disability and life insurance benefits to our named executives. We provide the same insurance coverage to all of our other employees.

Perquisites.

We do not provide any material perquisites to our named executive officers, except as described in relocation related benefits, above.

Indemnification

All officers have entered into indemnification agreements with us pursuant to which we are obligated to provide defense and indemnification, including advancement of expenses, in the event certain claims are asserted against the covered individuals. We also provide directors’ and officers’ liability insurance for our directors and officers.

Termination of Employment Provisions

The compensation of our named executives upon termination of employment is described under “Potential Payments upon Termination of Employment or Change in Control,” below. The following discussion applies to the named executives other than Ms. Yuel. The termination of employment provisions were negotiated with senior executives in 2006 in connection with our initial public offering and have been extended to all new senior executives since that date for the sake of consistency and to promote a team ethic.

Retirement.

Our named executives are not entitled to any cash compensation that is specific to their retirement. Under the terms of the share option awards and restricted share units, if a named executive has at least ten years of service at the time of retirement on or after age 55, all of his or her unvested awards vest upon retirement. As a practical matter, we generally do not expect our named executive officers to remain with the company until their retirement because of impediments to long-term residence under the Bermuda immigration law and other personal factors that make eventual relocation to the United States likely for most of our named executives.

Involuntary Termination without Cause and Termination by Executive For Good Reason.

In the case of termination of employment without Cause or termination of employment by a named executive with Good Reason, as those terms are defined below under “Potential Payments upon Termination of Employment or Change in Control,” we generally pay one year of severance in consideration of a one year non-compete and non-solicitation provision.

We pay our Chief Executive Officer up to two years of severance in consideration of a one year non-compete and non-solicitation provision, subject to his duty to mitigate the damages beginning in the second year by seeking other employment. We have provided our Chief Executive Officer with a potentially longer severance payment than our other named executive officers because there are only a very limited number of positions in the industry available at the Chief Executive Officer or equivalent level and therefore our Chief Executive Officer could expect to spend a greater length of time securing new employment.

We allow the named executives to earn or realize the value of incentive compensation consistent with the one year of severance, discussed above. We pay incentive compensation earned in the year prior to employment termination and not yet paid and target incentive compensation anticipated to be earned in the year of the employment termination. In addition, the vesting of restricted share units previously granted as part of incentive compensation is accelerated. In contrast, the vesting of options is not accelerated.

We allow the named executive to continue to receive certain employee benefits for a limited period of time to cover expected transition to new employment.

Death or Disability.

In the case of termination of employment as a result of Disability, as that term is defined below under “Potential Payments upon Termination of Employment or Change in Control,” or death, our named executives are entitled to incentive compensation earned in the year prior to employment termination and not yet paid and pro rata incentive compensation for the year in which the employment agreement terminates as a result of death or Disability because we view this compensation as already earned. Similarly, because the value of the restricted share units was fully “earned” upon award of the incentive compensation to which they relate, we believe that it is fair for these awards to vest in full under these circumstances.

In addition, the vesting of share options is accelerated upon death or Disability as a benefit to the Named executive, or his or her family, if the executive has provided at least three years of service to us because the executive is unable to continue in service due to circumstances beyond his or her control.

We provide continued salary payments for three months, in the case of death, and until disability payments begin, in the case of Disability, and limited continued benefits to cover the named executive or his or her family during the expected period of adjustment to the termination of employment.

Expiration of Employment Agreement.

In the case of termination of employment due to expiration of the employment agreement, the named executives are entitled to incentive compensation earned in the year prior to employment termination and not yet paid and pro rata incentive compensation for the year in which their employment agreement expires in order to provide them with an incentive to continue to try to achieve our performance goals during this partial year. In addition, because the value of the restricted share units was fully “earned” upon award of the incentive compensation to which they relate, we believe that it is fair for these awards to vest in full under these circumstances. In contrast, the vesting of option awards is not accelerated in these circumstances.

Change in Control.

We do not compensate our named executives solely as a result of a Change in Control, as defined in “Potential Payments upon Termination of Employment or Change in Control”, below. In the case of termination of employment by a third party without Cause in anticipation of a Change in Control which actually occurs, or within one year following a change of Control without Cause or by the named executive for Good Reason, we provide the same compensation as in the case of any other termination without Cause or for Good Reason, except that all unvested options held by the named executive vest. We believe that this “double trigger” approach provides an incentive to management to consider and even seek strategic transactions in the best interests of the shareholders although it may put their employment at risk.

Clawback.

The terms of our share options and restricted share units provide that if the named executive engages in competitive activities within one year following termination of employment, other than termination upon expiration of the term of the employment agreement, the Compensation Committee may require cancellation of the vested and unvested portion of share options or restricted share units, as applicable, and require repayment of gain on any share options exercised or restricted share units settled, as applicable, within six months prior to, or one year after, termination of employment.

Financial Restatement.

The Compensation Committee will, to the extent permitted by law and the named executive officers’ employment agreements, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to the named executive officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive.

The terminations of employment provisions have no impact on our determination of current compensation for our named executive officers.

2007 and 2006 Compensation of Named Executive Officers

          The table below summarizes the total compensation paid to or earned by each named executive officer for fiscal years 2007 and 2006.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)

Vernon M. Endo	2007	400,000	—	40,182	285,794	250,000	—	446,748	1,422,724
President and CEO	2006	383,646	—	—	198,992	466,875	—	458,955	1,508,468
Richard Lutenski	2007	311,288	—	—	21,834	—	—	237,872	570,994
Former Chief Financial Officer	2006	333,846	—	—	62,384	334,375	—	311,347	1,041,952
David K. Steel	2007	300,000	—	24,057	70,947	195,000	—	285,330	875,334
Chief Risk Manager	2006	284,231	—	—	24,262	279,563	—	309,267	897,323
James P. Gerry	2007	260,000	—	20,558	105,630	132,600	—	258,750	777,538
Managing Director	2006	255,692	—	—	59,612	238,875	—	1,020,284	1,574,463
Victoria W. Guest	2007	240,000	—	5,672	66,237	62,400	—	242,026	616,335
General Counsel	2006	228,923	—	—	47,674	66,042	—	298,433	641,072
Laryssa Yuel	2007	160,000	115,000	39,645	—	—	—	71,496	386,142
Financial Controller	2006	140,769	72,500	20,619	—	—	—	21,424	255,311

(1)

Mr. Endo’s salary was increased from $350,000 to $400,000 effective April 26, 2006. Mr. Lutenski’s salary was increased from $300,000 to $350,000 effective April 26, 2006 and his employment terminated on September 29, 2007. Mr. Steel’s salary was increased from $275,000 to $300,000 effective August 16, 2006. Mr. Gerry’s salary was increased from $225,000 to $260,000 effective February 11, 2006. Ms. Guest joined the company on January 16, 2006.

(2)

The amounts included in column (e) are the dollar amounts recognized in the financial statements for the fiscal year ended December 31, 2007 in accordance with FAS 123(R) for Stock Awards per the Company’s Equity Plan. The Stock Awards reported are Restricted Share Units granted on February 20, 2007 as incentive compensation in respect of 2006 performance in accordance with the company’s policy to pay 25% of annual incentive compensation awards in the form of Restricted Share Units. Assumptions used in the calculation of the above amounts are outlined in footnote 14 of the Company’s audited financial statements for December 31, 2007 which are included in the Company’s 10-K filed with the Securities and Exchange Commission on March 17, 2008.

(3)

The amounts included in column (f) are the dollar amounts recognized in the financial statements for the fiscal year ended December 31, 2006 and December 31, 2007, respectively, in accordance with FAS 123(R) for stock option awards per the Company’s Equity Plan. The amount includes the expense associated with the vesting of stock option awards and restricted share units granted under FAS 123(R), awards granted prior to 2006 were accounted for under APB 25 and there is no expense for financial statement purposes. For Mr. Endo, there is an additional amount for options that were issued below market value in a prior period with a related expense in the current year. Assumptions used in the calculation of the above amounts are outlined in footnote 14 of the Company’s audited financial statements for December 31, 2007 which are included in the Company’s 10-K filed with the Securities and Exchange Commission on March 17, 2008.

(4)

Under the Supplemental Retirement Plan, executives may voluntarily defer a portion of their cash compensation. The amounts in column (g) include the portion of each named executive’s incentive award voluntarily deferred by the executive and contributed to the Supplemental Retirement Plan as follows:

Name	Year	Amount of Incentive Award Deferred ($)

Vernon M. Endo	2007	125,000
	2006	373,500
David K. Steel	2007	19,500
	2006	41,934
Richard Lutenski	2006	234,063

Under the Compensation’s Committee’s Key Executive Bonus Policy, the named executives are awarded 25% of their incentive compensation in 2007 in restricted share units (“RSUs”) granted at a 25% discount to fair market value on the date of grant. The amounts in column (g) do not include the incentive compensation amounts awarded with respect to 2006 performance in RSUs under the Compensation Committee’s policy. These amounts awarded in respect of 2006 performance and granted in 2007 have been included in Column (e).

(5)	All other compensation includes the following:

Name		Cost of Living Allowance ($)(i)	Relocation Expense Reimbursement ($)(ii)	Contribution by RAM to Supplemental Retirement Plan ($)(iii)	Tax Gross Up ($)(iv)	Payment under Payment Agreement ($)(v)	Health Insurance ($)(vi)	Payroll Taxes ($)(vii)	All other compensation ($)(viii)	Total all other compensation ($)

Vernon M. Endo	2007	216,000	—	86,688	71,191	—	22,797	43,045	7,028	446,748
	2006	216,000	—	72,345	111,341	—	21,700	31,401	6,168	458,955
Richard Lutenski	2007	90,923	—	59,957	13,442	—	17,008	51,797	4,746	237,872
	2006	120,000	—	58,385	74,616	—	20,276	31,401	6,669	311,347
David K. Steel	2007	120,000	3,763	57,956	31,924	—	22,387	43,045	6,255	285,330
	2006	120,000	21,966	40,913	73,092	—	21,063	22,536	9,697	309,267
James P. Gerry	2007	122,000	—	49,888	23,632	—	14,771	43,045	5,415	258,750
	2006	122,000	—	56,644	64,952	721,293	14,031	31,401	9,963	1,020,284
Victoria W. Guest	2007	120,000	918	30,604	19,416	—	21,649	43,045	6,394	242,026
	2006	114,462	50,689	22,892	54,836	—	18,300	33,159	4,095	298,433
Laryssa Yuel	2007	—	—	—	—	—	9,749	34,083	27,665	71,496
	2006	—	—	—	—	—	8,617	26,005	21,424	56,045

(i)	The Cost of Living Allowance is set forth in the employment agreement for each named executive, as discussed below under “Employment Agreements.”

(ii)	The relocation reimbursement expense related to the named executives’ relocation to Bermuda is discussed below under “Employment Agreements.”

(iii)

The terms of the Supplemental Retirement Plan are described under “Nonqualified Deferred Compensation”, below. The amounts as set forth above for 2006 represent contributions by the company of 10% of salary paid in 2006 and 10% of the 2005 bonus which was paid in 2006. The amounts as set forth above for 2007 represent contributions by the company of 10% of salary paid in 2007 and 10% of the 2006 bonus which was paid in 2007.

(iv)	The tax gross-up is explained under “Compensation Discussion & Analysis – Cash Compensation – Tax and Accounting Considerations”, above.

(v)

On June 28, 2005, James P. Gerry entered into a payment agreement with us, which replaced existing option and contingent share agreements entered into by such senior executives. The aggregate amounts paid to Mr. Gerry in 2006 under the terms of the payment agreements on June 30, 2006 and August 9, 2006 are set forth above. The payment agreements have been satisfied in full, and no other amounts will be paid under the payment agreements.

(vi)	Health insurance includes health, life, and long-term disability insurance.

(vii)

Under Bermuda law, employers with payrolls of above $1 million are required to pay a payroll tax of 13.50% of total remuneration up to a maximum amount per annum, which was $235,000 per person in 2006 and is now $350,000 per person. Bermuda law permits employers to require employees to bear up to one-half the cost of the payroll tax. Under the Employment Agreements, the Company has agreed to bear the full cost of payroll taxes.

(viii)

All other compensation also includes pension for those employees not in the supplemental plan, tax preparation reimbursement expenses up to $7,500, home computer purchase reimbursement of up to 50% of the cost, but a maximum of $1,500, flexible spending accounts of $1,500, travel allowances for annual home leave to the U.S, legal services, social insurance, and tax services.

Employment Agreements

          Our employment agreements for each of our named executive officers, other than Ms. Yuel, are substantially the same, except for the amount of base salary, the target bonus, and cost of living allowance. Our employment agreements for our named executive officers who continued to be employees at December 31, 2007 have the standard terms set forth below. Mr. Lutenski voluntarily resigned effective September 29, 2007. The termination of employment provisions of the employment agreements are summarized below under “Potential Payments Upon Termination or Change in Control.”

          Named Executives other than Ms. Yuel

          The following table and discussion summarizes the standard terms of our employment agreements for our named executive officers other than Ms. Yuel.

	Mr. Endo	Mr. Steel	Mr. Gerry	Ms. Guest

Initial Term End Date[1]	3/31/2009	12/31/2008	3/11/2008	1/16/2009
Annual Base Salary[2]	$400,000	$300,000	$260,000	$240,000
Annual Bonus Award Target as a Percentage of Base Salary	125%	100%	100%	40%

1

The term of employment is automatically extended for an additional year at the end of the initial term and each subsequent one year term unless we or the named executive gives notice of termination at least six months prior to the then applicable expiration date. Neither the Company nor Mr. Gerry gave notice of termination of his employment agreement and therefore it is automatically extended through March 11, 2009.

2

Each named executive’s initial base salary is set forth in his or her employment agreement. The Board must review the base salary at least annually and the base salary cannot be reduced without the named executive’s consent.

          Named executives are eligible to participate in the 2006 Equity Plan. In addition, each named executive is eligible to participate in all employee benefit plans, programs perquisites and arrangements and to receive all fringe benefits and perquisites made generally available to the company’s executives. Executives are reimbursed for reasonable and ordinary business expenses, such as business travel.

          Named executives are also entitled to the following payments related to their status as expatriates:

•	A cost of living allowance of $10,000 per month, except for Mr. Endo who receives $18,000 per month.

•	Reimbursement for round trip tickets for the executive and his or her immediate family to take one trip each year to the east coast of the United States.

•

A “gross-up” of the base salary or cost of living allowance if there is an amendment to the U.S. tax code regarding income tax and/or cost of living/housing allowances paid to U.S citizen resident in Bermuda that results in both the inclusion in the executives income subject to U.S. taxation of amounts paid by the company and not previously subject to such taxation and a decrease in the combined net after-tax base salary and cost of living allowance of the executive.

•	Reimbursement of up to $7,500 per year for personal tax advice and/or tax preparation.

•

Reimbursement of up to $50,000 of reasonable and ordinary costs, plus a gross up for income tax payable on this amount, for relocation back to the U.S. occurring within six months of termination of employment other than for “Cause”.

          Certain named executives have terms of employment that vary from the standard terms as follows.

          Mr. Endo’s employment agreement provides for his election as a director of RAM Holdings and RAM Re as long as he continues to serve as their Chief Executive Officer.

          Mr. Steel and Ms. Guest’s employment agreements provide for a relocation allowance of up to $70,000 (and related gross-up payment) because they relocated to Bermuda in mid-2005 and the beginning of 2006, respectively. Mr. Steel and Ms. Guest have been reimbursed for their relocation expenses in 2005 through 2007. The other named executives received this benefit upon relocation to Bermuda prior to 2005 and therefore their amended and restated employment agreements entered into in 2006 do not include this provision.

          Ms. Yuel’s Statement of Employment

          Ms. Yuel’s statement of employment, as amended, provides for a base salary of $173,000 and an annual bonus target of up to 40% of her base salary. Ms. Yuel’s statement of employment does not have a stated term and may be terminated by either party upon three month’s notice. Ms. Yuel’s bonus is awarded based on company and personal performance as determined by Mr. Endo (together with the other members of the management committee other than Ms. Yuel). Ms. Yuel is entitled to the standard benefits afforded to all staff employees.

Plan Based Awards

          The table below shows grants of awards to our named executive officers in fiscal year 2007 under any plan, comprised of awards under our 2006 Equity Plan and awards with respect to incentive compensation.

GRANTS OF PLAN BASED AWARDS TABLE

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards

(a)	(b)	(bb)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maxim um ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units(#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Closing Market Price	Grant Date Fair Value of Stock and Option Awards(5)

Vernon M.	2/20/2007	—	—	—	—	—	—	—	—	77,220	16.20	16.22	324,795
Endo	2/20/2007	—	—	—	—	—	—	—	12,809	—	—	—	—
David K.	2/20/2007	—	—	—	—	—	—	—	—	49,982	16.20	16.22	210,229
Steel	2/20/2007	—	—	—	—	—	—	—	7,670	—	—	—	—
James P.	2/20/2007	—	—	—	—	—	—	—	—	38,470	16.20	16.22	161,809
Gerry	2/20/2007	—	—	—	—	—	—	—	6,553	—	—	—	—
Victoria W.	2/20/2007	—	—	—	—	—	—	—	—	19,094	16.20	16.22	80,311
Guest	2/20/2007	—	—	—	—	—	—	—	1,811	—	—	—	—
Laryssa	2/20/2007	—	—	—	—	—	—	—	4,444	—	—	—	—
Yuel

(1)	The Compensation Committee awarded share options and Restricted Share Units to the named executive officers in respect of 2006 performance at its meeting on February 20, 2007.

(2)

In accordance with the Key Executive Bonus Policy, which applies to the named executives other than Ms. Yuel, the incentive compensation for 2006 performance awarded on February 20, 2007 was paid 75% in cash and 25% in the form of Restricted Share Units granted at a 25% discount. The amounts in column (i) reflect the number of Restricted Share Units granted to each named executive officer as incentive compensation related to 2006 performance.

(3)	The options were awarded under the Company’s 2006 Equity Plan, which permits the Compensation Committee to make awards of options or RSUs to employees in its discretion.

(4)

In accordance with the 2006 Equity Plan of the Company, the exercise price was determined to be the average of the high and low price on the date of grant. The average of the high and low price of our shares on the grant date was lower than the applicable closing price on that date as shown in column (l).

(5)	The value shown is the full grant date fair value of the awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

Option Awards							Stock Awards

(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unread Shares, Units or other Rights That Have Not Vested ($)

	276,250	48,750	(1)	—	10.71	11/1/2013	—	—	—	—
Vernon M. Endo	37,917	113,754	(2)	—	13.45	5/2/2013	—	—	—	—
	—	77,220	(3)	—	16.20	2/20/2014	—	—	—	—
	—	—		—	—	—	12,809	207,506	—	—

	109,200 (4)	—		—	11.16	2/28/2008	—	—	—	—
Richard Lutenski

	82,225	67,275	(5)	—	12.03	6/30/2015	—	—	—	—
David K. Steel	9,480	28,441	(6)	—	13.45	5/2/2013	—	—	—	—
	—	49,982	(7)	—	16.20	2/20/2014	—	—	—	—
	—	—		—	—	—	7,670	124,254	—	—

James P.	23,292	69,879	(9)	—	13.45	5/2/2013	—	—	—	—
Gerry	—	38,470	(10)	—	16.20	2/20/2014	—	—	—	—
	—	—		—	—	—	6,553	106,159	—	—

	18,200	27,300	(11)	—	13.71	1/16/2016	—	—	—	—
Victoria W. Guest	1,810	5,431	(12)	—	13.45	5/2/2013	—	—	—	—
	—	19,094	(13)	—	16.20	2/20/2014	—	—	—	—
	—	—		—	—	—	1,811	29,338	—	—

	—	—		—	—	—	6,900	92,805	—	—
Laryssa Yuel	—	—		—	—	—	4,444	71,993	—	—

(1)	Options granted November 1, 2003 vesting in 5% increments at the end of each quarter, beginning with the quarter in which the grant occurred.

(2)	Options granted May 2, 2006 vesting in four equal installments on the first four anniversaries of the date of grant.

(2)	Options granted February 20, 2007 vesting in four equal installments on the first four anniversaries of the date of grant.

(3)	Options granted May 1, 2004 vesting in 5% increments at the end of each quarter, beginning with the quarter in which the grant occurred.

(4)	Options granted May 2, 2006 and vested as of the termination date of Mr. Lutenski’s employment on September 29, 2007.

(5)	Options granted June 30, 2005 vesting in 5% increments at the end of each quarter, beginning with the quarter in which the grant occurred.

(6)	Options granted May 2, 2006 vesting in four equal installments on the first four anniversaries of the date of grant.

(7)	Options granted February 20, 2007 vesting in four equal installments on the first four anniversaries of the date of grant.

(8)	Options granted January 4, 2007 vesting in four equal installments on the first four anniversaries of the date of grant.

(9)	Options granted May 2, 2006 vesting in four equal installments on the first four anniversaries of the date of grant.

(10)	Options granted February 20, 2007 vesting in four equal installments on the first four anniversaries of the date of grant.

(11)	Options granted January 16, 2006 vesting in 5% increments at the end of each quarter, beginning with the quarter in which the grant occurred.

(12)	Options granted May 2, 2006 vesting in four equal installments on the first four anniversaries of the date of grant.

(13)	Options granted February 20, 2007 vesting in four equal installments on the first four anniversaries of the date of grant.

          Options granted prior to May 2006 were awarded under our 2001 Stock Option Plan. Our 2001 Stock Option Plan was terminated in May 2006, except as to awards that were already outstanding at that date. No further awards will be granted under our 2001 Stock Option Plan.

          Options granted beginning in May 2006 were awarded under our 2006 Equity Plan, described above under “Grants of Plan Based Awards.”

OPTIONS EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards

(a) Name	(b) Number of Shares Acquired on Exercise (#)	(c) Value Realized on Exercise ($)	(d) Number of Shares Acquired on Vesting (#)	(e) Value Realized on Vesting ($)

Vernon M. Endo	—	—	—	—
Richard Lutenski	—	—	—	—
David K. Steel	—	—	—	—
James P. Gerry	—	—	—	—
Victoria W. Guest	—	—	—	—
Laryssa Yuel	—	—	2,300	36,639

Nonqualified Deferred Compensation

          The table below sets forth certain information with respect to the Supplemental Retirement Plan, which provides for non-qualified deferred compensation, for each named executive officer.

NONQUALIFIED DEFERRED COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE ($)

Vernon M. Endo	373,500	86,688	137,157	—	1,702,965
Richard Lutenski	234,063	59,957	73,841	—	819,833
David K. Steel	41,934	57,956	16,371	—	177,628
James P. Gerry	—	49,888	28,237	—	426,572
Victoria W. Guest	—	30,604	4,148	—	59,421
Laryssa Yuel	—	—	—	—	—

(1)	Represents the portion of the 2006 cash incentive compensation paid in 2007 voluntarily deferred by the named executives under the Supplemental Retirement Plan.

(2)	Included in “All Other Compensation” in the Summary Compensation Table. See note 5 to the Summary Compensation Table.

(3)	Not included in amounts reported in the Summary Compensation Table because the amounts are not preferential or above market.

          Under our Supplemental Retirement Plan, we contribute an amount equal to 10% of a participant’s annual salary and bonus to an account maintained for the participant in which the participant is vested after one year of service. In addition, a participant may elect to defer all or a portion of annual salary and bonus and have the amounts so deferred deposited in the participant’s account. A participant may elect to have the funds in the account invested in one or more mutual fund investment options offered through Vanguard. The assets of the Supplemental Retirement Plan are assets of the company and employees are unsecured creditors of the plan. Employees are eligible to receive the balance in their accounts upon the earlier of death or termination of employment for any reason. An employee’s account balance is paid out following termination of employment according to each employee’s payment election, either in installments or a lump sum. However, upon a show of hardship the Compensation Committee may permit an employee to withdraw funds early from the Supplemental Retirement Plan.

Potential Payments Upon Termination or Change in Control

          We have entered into employment, option and restricted share unit agreements, as described above, that will require us to provide compensation to the named executive officers in the event of certain termination of employment circumstances, including termination of employment in connection with a change in control. The amount of compensation payable to each named executive officer in the event of termination of employment, assuming termination as of December 31, 2007, and a share price for RAM Holdings common shares equal to the closing market price on the last trading day prior to that date, is set forth in the tables below. We are not obligated to provide any compensation to the named executives in the case of a change in control that does not result in termination of employment.

          Following the tables is an explanation of the relevant employment agreement provisions and assumptions related to the named executives, other than Ms. Yuel. Ms. Yuel’s statement of employment provides that either party may terminate the agreement upon three months written notice, and does not provide for any termination of employment payments or benefits. Under the terms of the RSUs granted to Ms. Yuel, any unvested RSUs would vest upon a termination of employment under any of the circumstances set forth in columns A, B, E or F, below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLES

Vernon M. Endo, President and Chief Executive Officer

	A	B	C	D	E	F	G
Executive Benefits and Payments upon Termination of Employment	Voluntary Termination without Good Reason; For Cause Termination	Retirement after age 55 with ten years of service	Involuntary Termination without Cause; Termination by Executive for Good Reason	Involuntary Termination without Cause in anticipation of, or Involuntary Termination without Cause or Voluntary Termination for Good Reason within one year following, a Change in Control	Disability	Death	Expiration of Employment Agreement

Compensation:

Base Salary	0	0	$800,000	$800,000	$100,000	$100,000	0

Incentive Bonus	0	0	$250,000	$250,000	$250,000	$250,000	$250,000

Cost of Living Allowance	0	0	$54,000	$54,000	$54,000	$54,000	0

Acceleration of vesting of Share Options	0	0	0	0	0	0	0

Benefits:

Relocation Allowance	0	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000

Health insurance	0	0	$16,359	$16,359	$16,359	$16,359	0

Tax Gross-Up on payments	0	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920

Total	0	up to $76,920	up to $1,197,279	up to $1,197,279	up to $497,279	up to $497,279	up to $326,920

David K. Steel, Chief Risk Manager

	A	B	C	D	E	F	G
Executive Benefits and Payments upon Termination of Employment	Voluntary Termination without Good Reason; For Cause Termination	Retirement after age 55 with ten years of service	Involuntary Termination without Cause; Termination by Executive for Good Reason	Involuntary Termination without Cause in anticipation of, or Involuntary Termination without Cause or Voluntary Termination for Good Reason within one year following, a Change in Control	Disability	Death	Expiration of Employment Agreement

Compensation:

Base Salary	0	0	$300,000	$300,000	$75,000	$75,000	0

Incentive Bonus	0	0	$195,000	$195,000	$195,000	$195,000	$195,000

Cost of Living Allowance	0	0	$30,000	$30,000	$30,000	$30,000	0

Acceleration of vesting of Share Options	0	0	0	0	0	0	0

Benefits:

Relocation Allowance	0	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000

Health insurance	0	0	$16,359	$16,359	$16,359	$16,359	0

Tax Gross-Up on payments	0	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920

Total	0	up to $76,920	up to $618,279	up to $618,279	up to $393,279	up to $393,279	up to $271,920

James P. Gerry, Managing Director

	A	B	C	D	E	F	G
Executive Benefits and Payments upon Termination of Employment	Voluntary Termination without Good Reason; For Cause Termination	Retirement after age 55 with ten years of service	Involuntary Termination without Cause; Termination by Executive for Good Reason	Involuntary Termination without Cause in anticipation of, or Involuntary Termination without cause or voluntary Termination for Good Reason within one year following, a Change in Control	Disability	Death	Expiration of Employment Agreement

Compensation:

Base Salary	0	0	$260,000	$260,000	$65,000	$65,000	0

Incentive Bonus	0	0	$132,600	$132,600	$132,600	$132,600	$132,600

Cost of Living Allowance	0	0	$30,000	$30,000	$30,000	$30,000	0

Acceleration of vesting of Share Options	0	0	0	0	0	0	0

Benefits:

Relocation Allowance	0	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000

Health Insurance	0	0	$10,896	$10,896	$10,896	$10,896	0

Tax Gross-Up on Payments	0	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920

Share Repurchase	$120,,380	$120,380	$120,380	$120,380	$120,380	$120,380	$120,380

Total	0	up to $197,300	up to $630,796	up to $630,796]	up to $435,796	up to $435,796	up to $329,900

Victoria W. Guest, General Counsel

	A	B	C	D	E	F	G
Executive Benefits and Payments upon Termination of Employment	Voluntary Termination without Good Reason; For Cause Termination	Retirement after age 55 with ten years of service	Involuntary Termination without Cause; Termination by Executive for Good Reason	Involuntary Termination without Cause in anticipation of, or Involuntary Termination without Cause or Voluntary Termination for Good Reason within one year following, a Change in Control	Disability	Death	Expiration of Employment Agreement

Compensation:

Base Salary	0	0	$240,000	$240,000	$60,000	$60,000	0

Incentive Bonus	0	0	$62,400	$62,400	$62,400	$62,400	$62,400

Cost of Living Allowance	0	0	$30,000	$30,000	$30,000	$30,000	0

Acceleration of vesting of Share Options	0	0	0	0	0	0	0

Benefits:

Relocation Allowance	0	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000	up to $50,000

Health insurance	0	0	$16,359	$16,359	$16,359	$16,359	0

Tax Gross-Up on payments	0	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920	up to $26,920

Total	0	up to $76,920	up to $425,679	up to $425,679	up to $245,679	up to $245,679	up to $139,320

          Termination Date and Share Price

          The assumed date of termination of employment (whether resulting from a Change in Control or otherwise) is December 31, 2007. The assumed price of our common shares is $4.94, the closing price on the Nasdaq Global Market on December 31, 2007, the last trading day of 2007.

          Salary

          All of the named executives, other than Mr. Endo, are entitled to one year of base salary upon termination of employment under the involuntary termination without Cause and termination for Good Reason circumstances set forth in columns C and D of each table, above. The base salary would be paid by us over the one year period in accordance with regular payroll practices. Although the named executives have no duty to seek other employment, if they become employed during the one year period, the amount of the severance payment will be correspondingly reduced. Mr. Endo is entitled to two years of base salary under the circumstances set forth in columns C and D, above, and on the same terms as the other named executives, except that he has a duty to seek other employment during the second year. The base salary payments are in consideration of a non-compete agreement for a period of one year.

          In the case of permanent Disability (column E of each table), the named executives are entitled to continue to receive base salary in accordance with regular payroll practices until payments begin under our long term disability policy. Based on the terms of our long term disability policy, we have assumed that payments under the policy begin three months after the date of termination of employment.

          In the case of death (column F of each table), the estate or beneficiaries of the named executive officers are entitled to three months of base salary upon termination of employment, paid in accordance with regular payroll practices.

          Incentive Bonus

          In the case of the circumstances set forth columns C – G of each table, above, the named executives are entitled to receive (i) the bonus for the prior year (2006 in this case), if not yet paid and (ii) a bonus for the current year (2007 in this case) (pro-rated for the amount of time actually worked in the current year in the case of the circumstances listed in columns E, F and G, above). If termination of employment had occurred at December 31, 2007, the named executives would have already been paid their 2006 bonuses and would be fully entitled to their 2007 bonuses, which would ordinarily be paid in early 2008. The bonus would be paid by us in a lump sum. For purposes of this table, we have assumed that in the case of a termination of employment at year end, the bonus would be paid entirely in cash instead of 75% in cash and 25% in restricted share units (which would have vested immediately under the applicable termination provisions).

          Cost of Living Allowance

          In the case of the circumstances set forth in columns C – F of each table, above, the named executives are entitled to receive three months of Cost of Living Allowance, payable in accordance with normal payroll practices.

          Accelerated Vesting of Share Options and Restricted Share Units

          In the case of the circumstances set forth in columns B, D, E and F of each table, above, all of the unvested options and restricted share units granted as part of the annual incentive award would vest upon termination of employment. In addition, in the case of the circumstances stated in column C and G, all restricted share units granted as part of the annual incentive award would vest. No amount is recorded in the tables as a result of the accelerated vesting of the options because all of the options had an exercise price above $4.94 at December 31, 2007. There were no restricted share units outstanding at fiscal year end.

          Relocation Allowance

          In all circumstances other than termination for Cause or voluntary termination without Good Reason (column A), the named executives are entitled to reimbursement of up to $50,000 for the costs and expenses of relocating back to the United States.

          Health Insurance

          In the case of the circumstances set forth in columns C – F of each table, above, the named executives and their dependants are entitled to three months of post-termination continued coverage under our health insurance and monthly payments for nine months thereafter (or 21 months thereafter in the case of Mr. Endo) of an amount equal to the premium paid by the company for the named executive’s health insurance.

          Tax Gross-Up

          In any of the circumstances where relocation expenses are reimbursed, the Company pays a tax gross up payment so that the net amount retained or benefit received by the named executive after payment of U.S. Federal, state and local income and employment taxes and Bermuda payroll taxes (assuming for purposes of calculating such taxes that the named executive is in the respective highest tax brackets) is equal to the agreed amount to be reimbursed. The tax gross up has been estimated assuming that the full relocation allowance of up to $50,000 is paid to the named executives.

          Share Repurchase

          If Mr. Gerry’s employment agreement is terminated for any reason, Mr. Gerry may require us to purchase from him 13,000 shares, which he purchased from us in 1998, for an aggregate purchase price equal to 110% of the book value per common share as of the last day of the calendar quarter ending coincident with or immediately preceding the effective date of termination of employment. At December 31, 2007, the book value per common share was $9.26 and therefore Mr. Gerry could have required us to purchase his 13,000 shares for $120,380.

          Amounts not Included

          The amounts shown in the tables above do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and vacation pay

•	Distributions of plan balances under the Supplemental Retirement Plan, as described above under “Supplemental Retirement Plan”

•	Disability insurance payments in the case of Disability

•	Life insurance payments in the case of death

          Definitions

For purposes of the above tables, the termination of employment terms have the following meanings:

           “Cause” means: (i) the executive’s commission of any felony; (ii) the executive’s gross negligence, willful malfeasance or gross misconduct in connection with his or her employment; (iii) a substantial and continual refusal by the executive to perform the duties, responsibilities or obligations assigned to the executive under his or her employment agreement; (iv) the executive’s failure to fully cooperate with a regulatory investigation involving us; or (v) any one or more acts by the executive of dishonesty, theft, larceny, embezzlement or fraud from or with respect to us. By way of example, termination from employment necessitated by the executive’s inability to maintain a valid work permit from the applicable Bermuda governmental authorities after the executive has used his or her best efforts to maintain such permit or in connection with a Change in Control does not constitute termination for Cause.

          “Change in Control” means: (i) the acquisition by any person, entity or “group”, other than by The PMI Group, Inc., of fifty percent (50%) or more of the combined voting power of our outstanding voting securities; (ii) the merger, amalgamation, reorganization, or consolidation of, or share exchange involving us, as a result of which our shareholders immediately before such transaction do not, immediately thereafter, own, directly or indirectly, more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company; (iii) a sale of all or substantially all of our assets; and (iv) approval by us of the liquidation or dissolution of the company.

          “Disability” means disability as defined in our disability plan or policy covering long-term disability benefits.

          “Good Reason” means: (i) a reduction in the executive’s base salary, cost of living allowance or target bonus opportunity, (ii) our removal of the executive from his or her position, (iii) a material breach of the employment agreement by us, (iv) a material diminution in the executive’s duties or the assignment to the executive of duties that are not materially consistent with those customarily assigned to the position held by the executive of a company of our size and nature which do, or would be reasonably expected to, materially impair his or her ability to function in his or her position, (v) a relocation of the corporate headquarters away from Bermuda, (vi) the refusal of a purchaser of all or substantially all of our assets to continue the executive’s employment with substantially the same position, title and responsibilities and at least the same compensation, or (vii) the executive’s inability to maintain a valid work permit from the applicable Bermuda governmental authorities after the executive has used his or her best efforts to maintain the permit.

          Former Employee

          Richard Lutenski’s employment terminated effective September 29, 2007. The payments and benefits afforded Mr. Lutenski were determined solely based on the terms of his employment agreement and the award agreements as follows:

•	Base salary and cost of living allowance were paid through September 28, 2007.

•	No incentive compensation was awarded in 2008 with respect to 2007 performance.

•         The vested options granted under the 2001 Plan remain exercisable through March 28, 2008. The vested options granted under the 2006 Plan remained exercisable through December 28, 2007 and have been cancelled. All unvested options were forfeited.

•	None of the RSUs granted in 2007 were vested and therefore were forfeited.

•         Amounts in the Supplemental Retirement Plan account will be distributed to Mr. Lutenski in two equal annual installments on April 2, 2008 and January 1, 2009 in accordance with his election on file and 409A requirements.

•	Mr. Lutenski was paid $46,096.15 in respect of accrued and unused vacation days.

•	Mr. Lutenski was paid a pro rata portion of the tax gross-up for the July 1- September 28 period.

INFORMATION ABOUT THE OWNERS OF OUR COMMON SHARES

Security Ownership of Certain Beneficial Owners, Officers and Directors

          The following table sets forth information as of December 31, 2007 with respect to the beneficial ownership, as defined in Rule 13(d) under the Exchange Act, of our common shares and the applicable voting rights attached to such share ownership in accordance with our bye-laws by (i) each person known by us to beneficially own, as defined in Rule 13d-3 under the Exchange Act, 5% or more of our issued and outstanding common shares; (ii) each director and nominee for director; (iii) each named executive officer; and (iv) all named executive officers, directors and nominee directors as a group. As of December 31, 2007, there were 27,238,976 common shares issued and outstanding. For purposes of the following table and the footnotes thereto, the term “currently exercisable” means exercisable as of December 31, 2007 or within 60 days following such date.

	Beneficial Ownership as of December 31, 2007

Name and Address of Beneficial Owner (1)	Number of Common Shares	Percent of Class (%)(2)

5% Shareholders
The PMI Group, Inc.(3)	6,453,395	23.2
Wellington Management Company, LLP(4)	2,609,836	9.4
High Ridge Capital Partners Limited Partnership(5)	2,453,048	8.8
Capital Group International, Inc. (6)	2,164,780	7.8
Bank of America(7)	1,436,693	5.2
Non-Employee Directors and Nominees
Edward F. Bader(8)	17,816	*
David L. Boyle(9)	22,983	*
Allan S. Bufferd(10)	8,250	*
Joan H. Dillard	5,000	*
Joseph M. Donovan	15,000	*
Michael J. Normile	0	*
Bradley M. Shuster	0	*
Dirk A. Stuurop(11)	55,816	*
Steven J. Tynan(12)	2,613,048	9.4
Conrad P. Voldstad(13)	108,650	*
Named Executive Officers
Vernon M. Endo(14)	354,369	1.3
James P. Gerry(15)	64,455	*
Victoria W. Guest(16)	21,151	*
David K. Steel(17)	104,822	*
Laryssa Yuel	5,548	*
All directors, nominees and named executive officers, as a group (16 persons)

*	Less than 1%
(1)	Unless otherwise stated, the address for each beneficial owner is c/o RAM Holdings Ltd., RAM Re House, 46 Reid Street, Hamilton HM 12, Bermuda.

(2)

Computed on the basis of 27,238,976 shares outstanding as of December 31, 2007, plus 607,989 options exercisable within 60 days thereafter and 8,320 restricted share units vested within 60 days thereafter.

(3)	The address of the beneficial owner is PMI Plaza, 3003 Oak Road, Walnut Creek, California 94597.

(4)

The address of the beneficial owner is 75 State Street, Boston, Massachusetts, 02109. Based solely on the Schedule 13G filed with the Securities and Exchange Commission by Wellington Management Company, LLP on February 14, 2008, which reported that Wellington Management, in its capacity as investment advisor, has shared voting power with respect to 1,460,936 common shares of RAM Holdings and shared dispositive power with respect to 2,609,836 common shares of RAM Holdings and therefore may be deemed to beneficially own 2,609,836 common shares of RAM Holdings, which are held of record by clients of Wellington Management. Those clients of Wellington Management have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of the common shares of RAM Holdings.

(5)

The address of the beneficial owner is 672 Oenoke Ridge, New Canaan, Connecticut 06840 for Mr. James L. Zech and 152 Harbor Road, Rye, New Hampshire 03870 for Mr. Steven J. Tynan. Based solely on the Schedule 13G filed with the Securities and Exchange Commission by High Ridge Capital and its affiliates on February 7, 2008, which reported voting and dispositive power as follows: 2,453,048 common shares of RAM Holdings Ltd. are beneficially owned directly by High Ridge Capital Partners Limited Partnership. The general partner of High Ridge Capital Partners Limited Partnership is HRC General Partner Limited Partnership, the general partner of which is High Ridge Capital LLC. Steven J. Tynan and James L. Zech are the managers of High Ridge Capital LLC. Accordingly, HRC General Partner Limited Partnership, High Ridge Capital LLC, Steven J. Tynan and James L. Zech can be deemed to share voting and dispositive power over the common shares of RAM Holdings Ltd. beneficially owned directly by High Ridge Capital Partners Limited Partnership.

(6)

The address of the beneficial owner is 11100 Santa Monica Blvd., Los Angeles, CA 90025. Based solely on the Schedule 13G filed with the Securities and Exchange Commission by Capital Group International and its affiliates on February 12, 2008, which reported voting and dispositive power as follows: Capital Group International, Inc. (“CGII”) is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over common shares of RAM Holdings. The investment management companies, which include a “bank” as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (the “Act”) and several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. CGII does not have investment power or voting power over any of the securities reported. However, by virtue of Rule 13d-3 under the Act, CGII may be deemed to

“beneficially own” 2,164,780 common shares of RAM Holdings. Capital Guardian Trust Company, a bank as defined in Section 3(a)(6) of the Act is deemed to be the beneficial owner of 1,659,880 common shares of RAM Holdings as a result of its serving as the investment manager of various institutional accounts.

(7)

The address of the beneficial owner is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255. Based solely on the Schedule 13G filed with the Securities and Exchange Commission by High Ridge Capital and its affiliates on February 8, 2008, which reported voting and dispositive power as follows: Bank of America Corporation and NB Holdings Corporation have shared voting power as to 1,404,588 common shares of RAM Holdings and shared dispositive power with respect to 1,436,693 common shares of RAM Holdings; Bank of America, NA has shared voting power as to 1,398,060 common shares of RAM Holdings and shared dispositive power with respect to 1,430,165 common shares of RAM Holdings; United States Trust Company, NA, has sole voting and sole dispositive power with respect to 6,430 common shares of RAM Holdings; Columbia Management Group, LLC has shared voting power as to 1,395,965 common shares of RAM Holdings and shared dispositive power with respect to 1,430,165 common shares of RAM Holdings; Columbia Management Advisors, LLC has sole voting power with respect to 1,395,965 common shares of RAM Holdings, sole dispositive power with respect to 1,419,355 common shares of RAM Holdings and shared dispositive power with respect to 10,810 common shares of RAM Holdings; and Bank of America Investment Advisors, Inc. has shared voting power with respect to 2,095 common shares of RAM Holdings.

(8)	Consists of 2,000 common shares and options exercisable for 15,816 common shares.

(9)	Consists of 11,500 shares and options exercisable for 11,483 common shares.

(10)	Consists of 5,000 shares and options exercisable for 3,250 common shares.

(11)	Consists of 40,000 common shares and options exercisable for 15,816 common shares.

(12)

Consists of 2,453,048 beneficially owned by High Ridge Capital Partners Limited Partnership (see note 5, above), 100,000 shares beneficially owned by Liberty Street Partners L.P. and 60,000 common shares owned beneficially by Steven J. Tynan. The general partner of Liberty Street Partners L.P. is Liberty Street Corp. Steven J. Tynan owns an equity interest in Liberty Street Corp. Accordingly, Liberty Street Corp. and Steven J. Tynan can be deemed to share voting and dispositive power over the common shares of RAM Holdings Ltd. beneficially owned by Liberty Street Partners L.P. Mr. Tynan disclaims beneficial ownership of any of the common shares owned by Liberty Street Partners L.P. other than to the extent of his pecuniary interest therein.

(13)	Consists of 105,400 common shares and options exercisable for 3,250 common shares.

(14)	Consists of 37,000 common shares, options exercisable for 314,167 common shares and 3,202 restricted share units.

(15)	Consists of 39,525 common shares, options exercisable for 23,292 common shares and 1,638 restricted share units.

(16)	Consists of 689 common shares, options exercisable for 20,010 common shares and 452 restricted share units.

(17)	Consists of 11,200 common shares, options exercisable for 91,705 common shares and 1,917 restricted share units.

Section 16(a) Beneficial Ownership Reporting Compliance

          The U.S. federal securities laws require the filing of certain reports by officers, directors and beneficial owners of more than ten percent (10%) of RAM Holdings’ securities with the Securities and Exchange Commission. Specific due dates have been established and we are required to disclose any failure to file by these dates. Based solely on a review of copies of the filings furnished to us, we believe that during fiscal year 2007, our officers, directors and 10% shareholders satisfied all such filing requirements with the exception of a filing with respect to a purchase of shares by our General Counsel’s spouse which was one day late.

PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS

PROPOSAL ONE

ELECTION OF DIRECTORS OF RAM HOLDINGS

Eleven directors are to be elected at the Annual Meeting. Set forth below is a list of each nominee for election as a director of RAM Holdings. Biographical information for each such person is set forth under “Information About Directors, Corporate Governance and Director Compensation”, above.

NOMINEES FOR DIRECTOR OF RAM HOLDINGS:

Edward F. Bader
David L. Boyle
Allan S. Bufferd
Joan H. Dillard

Joseph M. Donovan
Vernon M. Endo
Michael J. Normile
Bradley M. Shuster
Dirk A. Stuurop
Steven J. Tynan
Conrad P. Voldstad

If elected, the term of each nominee will expire at our annual general meeting of shareholders in 2009. Our board of directors has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of RAM Holdings if elected. In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy will vote for the election of such substitute nominee(s) as the board of directors may propose.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES ABOVE.

PROPOSAL TWO

RAM HOLDINGS AUDITORS PROPOSAL

Upon recommendation of the Audit Committee, our board of directors proposes that the shareholders appoint PricewaterhouseCoopers, Hamilton, Bermuda to serve as the independent auditors of RAM Holdings for the 2008 fiscal year until RAM Holdings’ annual general meeting of shareholders in 2009, and that the shareholders authorize the directors of RAM Holdings, acting by the Audit Committee, to determine the independent auditors’ fee (referred to as the “RAM Holdings Auditors Proposal”).

PricewaterhouseCoopers, Hamilton, Bermuda served as the independent auditors of RAM Holdings for the 2007 fiscal year. A representative of PricewaterhouseCoopers, Hamilton, Bermuda will attend the Annual Meeting, and will be available to respond to questions and may make a statement if he or she so desires.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RAM HOLDINGS AUDITORS PROPOSAL.

PROPOSAL THREE

AMENDMENTS TO RAM HOLDINGS’ MEMORANDUM OF ASSOCIATION

Under recent amendments to the Bermuda Companies Act 1981 (the “Amendment Act”), Bermuda companies are now permitted to have all the capacity of a natural person, instead of a list of objects in its memorandum of association. The Board recommends that RAM Holdings should take advantage of the flexibility offered by this new legislation. The Board is proposing to remove the objects clause from RAM Holdings’ memorandum of association and provide that the objects, for which RAM Holdings is formed and incorporated, are unrestricted.

The text of the amendments to the RAM Holdings’ memorandum of association is set forth in Annex A to this proxy statement. Additions to the memorandum of association are shown in underlined text and deletions are shown with strike through text.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AMENDMENTS TO RAM HOLDINGS’ MEMORANDUM OF ASSOCIATION

PROPOSAL FOUR

AMENDMENTS TO RAM HOLDINGS’ BYE-LAWS

(i) Treasury shares

The Amendment Act also includes a provision that allows Bermuda companies, if permitted by their memorandum of association or bye-laws, to acquire their own shares, to be held as treasury shares in lieu of cancellation. Treasury shares generally represent shares that were once traded in the market but which have since been reacquired by the issuing company and are available for retirement or later reissuance. Treasury shares are considered to be issued but not outstanding, cannot be voted and accrue no dividends. Under the Amendment Act, companies continue to be able to purchase their own shares for cancellation so long as their constitutional documents so permit. Our bye-laws currently permit us to purchase our shares, but do not permit us to hold the repurchased shares in treasury. The Board believes that having the ability to hold reacquired shares in treasury affords us valuable corporate finance flexibility under various circumstances, and is in our best interest. Consequently, the proposed amended and restated Bye-laws add a definition of “Treasury Shares,” include a revised Bye-law 4.3 which clarifies that all rights attaching to such treasury shares are suspended and not exercised by us while held in treasury, and include a revised Bye-law 3 which would permit us either to cancel shares repurchased by us or hold them in treasury, in either case on terms determined by the Board.

(ii) Action by shareholder written resolution

Pursuant to the Amendment Act, unanimity is no longer required on a shareholders’ written resolution. Notice must be given to all shareholders entitled to vote on the resolution, and the majority that could have passed the resolution at a meeting can pass it on written resolution. A company’s bye-laws may provide otherwise. Currently, RAM Holdings has bye-laws that contemplate unanimity, and therefore the proposed amendments are intended to take advantage of this greater flexibility. Consequently the proposed amended bye-laws include revisions to Bye-law 36 that permit the passing of written resolutions when it is signed by shareholders who at the date that the notice of the written resolution is given represent such majority of votes as would be required if the resolution was voted on at a meeting of shareholders at which all shareholders entitled to attend and vote thereat were present and voting. A consequential amendment has also been made to Bye-law 76 in respect of the approval of financial statements by shareholders’ written resolution.

(iii) Clarification of RAM Holdings’ ability to indemnify directors and officers

The Bermuda Companies Act permits a Bermuda company to purchase and maintain insurance for the benefit of its directors and officers. RAM Holdings’ bye-laws do not currently contain provisions respecting insurance for directors and officers and such bye-law provisions are not required in order for RAM Holdings to purchase such insurance. However, because the board of directors believes that it is customary for Bermuda public companies to include bye-law provisions respecting the purchase and maintenance of insurance for directors and officers, the board of directors deems it advisable to clarify in the bye-laws that RAM Holdings may purchase and maintain such insurance. Specifically, the proposed amended bye-laws incorporate a new Bye-law 56.5 that makes it clear that RAM Holdings may purchase and maintain insurance for any director or officer indemnifying such director or officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to RAM Holdings or any subsidiary thereof.

(iv) Electronic initiative

Many of the provisions of the Amendment Act were intended to make it easier for companies, the Bermuda Registrar of Companies and service providers to utilize technology for maximum efficiency and convenience. These amendments include provision for electronic record delivery: where there is a requirement in the Companies Act or in a company’s bye-laws to provide a document (both “provide” and “document” being very broadly defined), the requirement may, unless precluded by the bye-laws of the company, be met by the delivery of an electronic record. An electronic record may be delivered by communicating it by electronic means to an address provided by the recipient for that purpose (effectively, “e-mail”). Consequently, the proposed amendments to RAM Holdings’ bye-laws are designed to take advantage of this new greater flexibility to utilize technology by including revisions to Bye-law 27.1 in respect of shareholders’ ability to attend meetings by telephonic or electronic means, Bye-laws 30.5 and 31.4 in respect of the casting of votes by shareholders who participate in meetings by telephonic or electronic means, Bye-law 58 in respect of electronic notice of Board meetings, and Bye-law 59 in respect of the directors’ ability to participate in Board meetings by telephonic or electronic means.

The proposed revisions to RAM Holdings’ bye-laws related to the ability to hold shares in treasury, action by shareholder written resolution, the indemnification of directors and officers and the electronic imitative represent the only proposed changes to RAM Holdings’ bye-laws. The full text of the proposed amended bye-laws is attached to this proxy statement as Annex B. Additions to the bye-laws are shown in underlined text and deletions are shown with strike through text.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AMENDMENTS TO RAM HOLDINGS’ BYE-LAWS

PROPOSAL FIVE

PROPOSALS CONCERNING OUR SUBSIDIARY RAM RE

Pursuant to RAM Holdings’ bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of RAM Re, RAM Holdings is required to submit a proposal relating to such matters to the shareholders of RAM Holdings and vote all the shares of RAM Re owned by RAM Holdings in accordance with and proportional to such vote of RAM Holdings’ shareholders. Accordingly, the shareholders of RAM Holdings are being asked to consider these proposals.

Proposal 5.1 Authorization of Election of Directors of RAM Re. The composition of the board of directors of RAM Re is the same as that of RAM Holdings. The proposed directors of RAM Re are the same as the proposed directors of RAM Holdings, above. If elected, the term of each nominee will expire at RAM Re’s annual general meeting of shareholders in 2009. The board of directors of RAM Holdings has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of RAM Re if elected. In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy will vote for the election of such substitute nominee(s) as the board of directors of RAM Holdings may propose. Set forth below is a list of each nominee for election as a director of RAM Re. Biographical information for each such person is set forth in “Information About Directors, Corporate Governance and Director Compensation”, above.

Edward F. Bader
David L. Boyle
Allan S. Bufferd
Joan H. Dillard
Joseph M. Donovan
Vernon M. Endo
Michael J. Normile
Bradley M. Shuster
Dirk A. Stuurop
Steven J. Tynan
Conrad P. Voldstad

Proposal 5.2 RAM Re Auditors. Our board of directors proposes that the shareholders authorize the appointment of PricewaterhouseCoopers, Hamilton, Bermuda to serve as the independent auditors of RAM Re for the 2008 fiscal year until RAM Re’s annual general meeting of shareholders in 2009, and that the shareholders authorize the directors of RAM Re, acting by the Audit Committee, to determine the independent auditors’ fees (referred to as “RAM Re Auditors Proposal”). PricewaterhouseCoopers, Hamilton, Bermuda served as the independent auditors of RAM Re for the 2007 fiscal year.

Proposal 5.3 RAM Re Memorandum of Association. Pursuant to the Amendment Act, Bermuda companies are now permitted to have all the capacity of a natural person, instead of a list of objects in its memorandum of association. The Board recommends that the RAM Re should take advantage of the flexibility offered by this new legislation. The Board is proposing to remove the objects clause from RAM Re’s memorandum of association and provide that the objects, for which RAM Re is formed and incorporated, are unrestricted.

The text of the amendments to the RAM Re’s memorandum of association is set forth in Annex C to this proxy statement. Additions to the memorandum of association are shown in underlined text and deletions are shown with strike through text.

Proposal 5.4 RAM Re Amendments to Bye-Laws

(i) Treasury shares

The Amendment Act also includes a provision that allows Bermuda companies, if permitted by their memorandum of association or bye-laws, to acquire their own shares, to be held as treasury shares in lieu of cancellation. Treasury shares generally represent shares that were once traded in the market but which have since been reacquired by the issuing company and are available for retirement or later reissuance. Treasury shares are considered to be issued but not outstanding, cannot be voted and accrue no dividends. Under the Amendment Act, companies continue to be able to purchase their own shares for cancellation so long as their constitutional documents so permit. RAM Re’s bye-laws currently permit RAM Re to purchase its shares, but do not permit RAM Re to hold the repurchased shares in treasury. The Board believes that having the ability to hold reacquired shares in treasury affords RAM Re valuable corporate finance flexibility under various circumstances, and is in RAM Re’s best interest. Consequently, the proposed amended RAM Re bye-laws add a definition of “Treasury Shares,” include a revised Bye-law 4.5 which clarifies that all rights attaching to such treasury shares are suspended and not exercised by RAM Re while held in treasury, and include a revised Bye-law 3 which would permit RAM Re either to cancel shares repurchased by RAM Re or hold them in treasury, in either case on terms determined by RAM Re’s Board.

(ii) Clarification of RAM Re’s ability to indemnify directors and officers

The Bermuda Companies Act permits a Bermuda company to purchase and maintain insurance for the benefit of its directors and officers. RAM Re’s bye-laws do not currently contain provisions respecting insurance for directors and officers and such bye-law provisions are not required in order for RAM Re to purchase such insurance. However, because the board of directors believes that it is customary for Bermuda public companies to include bye-law provisions respecting the purchase and maintenance of insurance for directors and officers, the board of directors deems it advisable to clarify in the bye-laws that RAM Re may purchase and maintain such insurance. Specifically, the proposed amended bye-laws incorporate a new Bye-law 56.5 that makes it clear that RAM Re may purchase and maintain insurance for any director or officer indemnifying such director or officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the director or officer may be guilty in relation to RAM Re or any subsidiary thereof.

(iii) Electronic initiative

Many of the provisions of the Amendment Act were intended to make it easier for companies, the Bermuda Registrar of Companies and service providers to utilize technology for maximum efficiency and convenience. These amendments include provision for electronic record delivery: where there is a requirement in the Companies Act or in a company’s bye-laws to provide a document (both “provide” and “document” being very broadly defined), the requirement may, unless precluded by the bye-laws of the company, be met by the delivery of an electronic record. An electronic record may be delivered by communicating it by electronic means to an address provided by the recipient for that purpose (effectively, “e-mail”). Consequently, the proposed amendments to RAM Re’s bye-laws are designed to take advantage of this new greater flexibility to utilize technology by including revisions to Bye-law 27.1 in respect of shareholders’ ability to attend meetings by telephonic or electronic means, Bye-laws 30.5 and 31.4 in respect of the casting of votes by shareholders who participate in meetings by telephonic or electronic means, Bye-law 56 in respect of electronic notice of Board meetings, and Bye-law 57 in respect of the directors’ ability to participate in Board meetings by telephonic or electronic means.

The proposed revisions to RAM Re’s bye-laws related to the ability to hold shares in treasury, the indemnification of directors and officers and the electronic imitative represent the only proposed changes to RAM Re’s bye-laws. The full text of the proposed amended bye-laws is attached to this proxy statement as Annex D. Additions to the bye-laws are shown in underlined text and deletions are shown with strike through text.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU AUTHORIZE THE COMPANY TO VOTE FOR EACH OF THE PROPOSALS CONCERNING THE COMPANY’S SUBSIDIARY, RAM REINSURANCE COMPANY LTD.

ADDITIONAL INFORMATION

Other Action at the Meeting

          A copy of our Annual Report to shareholders for the year ended December 31, 2007, including financial statements for the year ended December 31, 2007 and the auditors’ report thereon, is being mailed to all shareholders with this proxy statement. The Annual Report and RAM Re’s Statutory Financial Statements’ will be presented and discussed at the Annual Meeting.

          As of the date of this Proxy Statement, we have no knowledge of any business, other than described herein and customary procedural matters, which will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying form of proxy will have authority to vote such proxy in accordance with their discretion on such business.

Shareholder Proposals

          Shareholder proposals must be received in writing by the Secretary of RAM Holdings and must comply with the requirements of our Bye-laws and the U.S. securities laws in order to be considered for inclusion in our Proxy Statement and form of Proxy relating to such meeting. We believe that shareholder proposals received by December 5, 2008 would be considered timely for inclusion in the 2009 Proxy Statement. Such proposals should be directed to the attention of the Secretary, RAM Holdings Ltd., RAM Re House, 46 Reid Street, Hamilton, HM 12, Bermuda or Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda. Any such proposal must include: (i) the names and addresses of the shareholders who intend to make the proposal, (ii) a representation that such shareholders are holders of record of shares entitled to vote at such meeting and intend to appear in person or by proxy at the meeting to present the proposal, and (iii) the class and number of shares which are beneficially owned by such shareholders. Our bye-laws also set forth procedures to have a proposal brought before a general meeting, whether or not it is included in our proxy statement. Notice of any such proposal also must be received by us as set forth above by December 5, 2008 and must include the information specified in our bye-laws.

          Shareholders who intend to nominate persons for election as directors at our annual general meeting of RAM Holdings must comply with the advance notice procedures and other provisions set forth in the bye-laws of RAM Holdings in order for such nominations to be properly brought before the meeting. In addition, the Nominating and Corporate Governance Committee considers nominees to our board of directors recommended by shareholders. Notice of the intention to propose any person for election as a director and of his or her willingness to serve as a director must be given to RAM Holdings by February 2, 2009. Any such notice shall also include: (a) as to the individual whom such shareholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of such individual, (ii) the principal occupation or employment of such individual, and (iii) the class and number of shares which are beneficially owned by such individual; and (b) as to the shareholder giving the notice: (i) the name and address, as they appear on the register of shareholders, of such shareholder, (ii) the class and number of shares which are beneficially owned by such shareholder and (iii) the period of time such shares have been owned.

          If a shareholder proposal is introduced at the 2009 annual general meeting of shareholders that is not discussed in the 2009 Proxy Statement, then proxies received by RAM Holdings for the 2009 annual general meeting of shareholders will be voted by the persons named as such proxies in their discretion with respect to such proposal.

          Additionally, under Bermuda law, shareholders holding not less than five percent of the total voting rights or 100 or more shareholders together may require us to give notice to our shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received by us at our registered office in Bermuda (located at RAM Re House, 46 Reid Street, Hamilton, HM 12, Bermuda) not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda Law.

          We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bye-laws. They are available free of charge by submitting a written request to the Secretary at our principal executive offices.

Costs of Solicitation

          The cost of this proxy solicitation will be borne by RAM Holdings and we have retained Mellon Investor Services to assist in the solicitation of proxies. We expect to pay the firm a fee of $6,500 plus expenses. In addition to solicitation by mail, officers, directors and employees of RAM Holdings may solicit proxies by telephone, facsimile or in person, although no compensation will be paid for such solicitation. RAM Holdings may also request banks and brokers to solicit their customers who have a beneficial interest in our common shares registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Annex A

PROPOSAL TO AMEND THE COMPANY’S MEMORANDUM OF ASSOCIATION
(Item 3 on Proxy Card)

FORM NO. 2

BERMUDA
THE COMPANIES ACT 1981
AMENDED MEMORANDUM OF ASSOCIATION OF
COMPANY LIMITED BY SHARES
(Section 7(1) and (2))

MEMORANDUM OF ASSOCIATION
OF

RAM Holdings Ltd.
(hereinafter referred to as “the Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

A-1

2.	We, the undersigned, namely,

NAME	ADDRESS	BERMUDIAN	NATIONALITY	NUMBER OF
		STATUS		SHARES
		(Yes/no)		SUBSCRIBED

John C. R. Collis	Clarendon House	Yes	British	One
2 Church Street
Hamilton HM 11
Bermuda

Anthony D. Whaley	”	Yes	British	One

Donald H. Malcolm	”	No	British	One

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

3.	The Company is to be an exempted Company as defined by the Companies Act 1981.

4.	The Company has power to hold land situated in Bermuda not exceeding in all, including the following parcels-

N/A

5.	The authorised share capital of the Company is US$12,000 divided into shares of US$1.00 each. The minimum subscribed share capital of the Company is US$12,000.00.

~~6.~~	~~The objects for which the Company is formed and incorporated are –~~

	~~1.~~	~~As set out in paragraph (b) to (n) and (p) to (u) inclusive of the Second Schedule to the Act.~~

~~7.~~	~~Powers of the Company~~

	~~1.~~	~~The Company shall, pursuant to Section 42 of the Companies Act 1981, have the power to issue preference shares which are, at the option of the holder, liable to be redeemed.~~

6.	The objects for which the Company is formed and incorporated are unrestricted.

7.	The following are provisions regarding the powers of the Company–

Subject to paragraph 4, the Company may do all such things as are incidental or conducive to the attainment of its objects and shall have the capacity, rights, powers, and privileges of a natural person, and-

	(i)	pursuant to Section 42 of the Act, the Company shall have the power to issue preference shares which are, at the option of the holder, liable to be redeemed;

	(ii)	pursuant to Section 42A of the Act, the Company shall have the power to purchase its own shares for cancellation; and

	(iii)	pursuant to Section 42B of the Act, the Company shall have the power to acquire its own shares to be held as treasury shares.

Altered [date ]

A-2

Annex B

PROPOSAL TO AMEND THE COMPANY’S BYE-LAWS
(Item 4 on Proxy Card)

RESOLVED that the Bye-laws of the Company be amended as follows:

Treasury Shares

(i)	In Bye-law 1.1, by inserting the following definition in alphabetical order:

		Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled;

(ii)	In Bye-law 3, by inserting the double underlined text as follows:

	3.	Power of the Company to Purchase its Shares

The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the provisions of the Act on such terms as the Board shall think fit. The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act; provided, however, that such purchase may not be made if the Board determines that it would result in a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or Indirect holder of shares or its Affiliates.

(iii)	By adding the following as a new Bye-law 4.3 and renumbering the sub-paragraphs in Bye-law 4 accordingly:

“All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.”

Electronic Initiative

(i)	In Bye-law 27.1, by inserting the double underlined text and deleting the struck through text as follows:

Members may participate in any general meeting by ~~means of~~ such ~~telephone~~, telephonic or electronic ~~or other communication facilities~~ means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

(ii)	By adding the following as new Bye-law 30.5:

“In the event that a Member participates in a general meeting by telephone or electronic means, the chairman of the meeting shall direct the manner in which such Member may cast his vote on a show of hands.”

(iii)	In Bye-law 31.4, by inserting the double underlined text and deleting the struck through text as follows:

Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or ~~initialed~~ initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone or electronic means shall cast his vote in such manner as the chairman shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by an inspector of election appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

(iv)	In Bye-law 58, by inserting the double underlined text and deleting the struck through text as follows:

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if, at least seven days prior to such meeting, it is given to such Director verbally (in person or by telephone) or otherwise communicated or sent to such Director by post, ~~cable, telecopier~~, facsimile, electronic ~~mail~~ means or other mode of representing words in ~~a legible~~ visible form at such Director’s last known address or in accordance with any other ~~address~~ instructions given by such Director to the Company for this purpose; provided, however, that a Director may consent to a shorter notice period orally or in writing before the commencement of the meeting.

(v)	In Bye-law 59, by inserting the double underlined text and deleting the struck through text as follows (and by amending the Table of Contents accordingly):

	59.	~~Participation~~Electronic participation in Meetings by Telephone

Directors may participate in any meeting of the Board by means ~~of~~ by such ~~telephone~~, telephonic or electronic or other communication ~~facilities~~ means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

Directors may participate in any meeting ~~of the Board by means of~~by such ~~telephone,~~ telephonic or electronic ~~or other communication facilities~~means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

Written Resolutions

(i)	By adding the following as new Bye-law 36.1 and renumbering the sub-paragraphs in Bye-law 36 accordingly:

“Subject to the following, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may, without a meeting and without any previous notice being required, be done by resolution in writing in accordance with this Bye-law.”

(ii)	By adding the following as new Bye-law 36.2 and renumbering the sub-paragraphs in Bye-law 36 accordingly:

“Notice of a written resolution shall be given, and a copy of the resolution shall be circulated to all Members who would be entitled to attend a meeting and vote theron. The accidental omission to give notice to, or the non-receipt of a notice by, any Member does not invalidate the passing of a resolution.”

(iii)	In renumbered Bye-law 36.3, by inserting the double underlined text and deleting the struck through text as follows:

~~Subject to the following, anything which may be done by resolution of theCompany in general meeting or by resolution of a meeting of any class of the Members may, wihtout a meeting and without any previous notice being required, be done by resolution in writing~~ A written resolution is passed when it is signed by, or in the case of a Member that is a corporation ~~whether or not a~~

~~company within the meaning of the Act~~, on behalf of, ~~all~~ the Members ~~who at the date of the resolution would be entitled to attend the meeting~~ that the notice is given represent such majority of votes as would be required if the resolution was voted on at a meeting of Members at which all Members entitled to attend and vote ~~on the resolution~~ thereat were present and voting (after giving effect to any adjustments or eliminations of voting power of any shares pursuant to Bye-laws 38 and 39.1).

(iv)	In renumbered Bye-law 36.4, by inserting the double underlined text and deleting the struck through text as follows:

A resolution in writing may be signed ~~by, or in the case of a Member that is a corpoiration whether or not a company within the meaning of the Act, on behalf of, all the Members, or all the Members of the relevant class thereof,~~ in, or in as many counterparts as may be necessary.

(v)	In renumbered Bye-law 36.8, by inserting the double underlined text and deleting the struck through text as follows:

For the purposes of this Bye-law, the effective date of the resolution is the date when the resolution is signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Act, on behalf of, the last Member ~~to sign~~ whose signature results in the necessary voting majority being achieved and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

(vi)	In Bye-law 76, by inserting the double underlined text as follows:

Subject to any rights to waive laying of accounts pursuant to the provisions of the Act, financial statements as required by the Act shall be laid before the Members in general meeting. A resolution in writing made in accordance with Bye-law 36 receiving, accepting, adopting, approving or otherwise acknowledging financial statements shall be deemed to be the laying of such statements before the Members in general meeting.

Indemnification and Exculpation of Directors and Officers

(i)	By adding the following as new Bye-law 56.5 and renumbering sub-paragraphs in Bye-law 56 accordingly:

“The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director of Officer may be guilty in relation to the Company or any subsidiary thereof.”

Annex C

PROPOSAL TO AMEND RAM RE’S MEMORANDUM OF ASSOCIATION
(Item 5.3 on Proxy Card)

FORM NO. 2

BERMUDA
THE COMPANIES ACT 1981
AMENDED MEMORANDUM OF ASSOCIATION OF
COMPANY LIMITED BY SHARES
(Section 7(1) and (2))

MEMORANDUM OF ASSOCIATION
OF

RAM Reinsurance Company Ltd.
(hereinafter referred to as “the Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	We, the undersigned, namely,

Name	Address	Bermudian Status (Yes or No)	Nationality	Number of Shares Subscribed

John C.R. Collis	Clarendon House 2 Church Street Hamilton HM 11 Bermuda	Yes	British	One

Anthony D. Whaley	”	Yes	British	One

Donald H. Malcolm	”	No	British	One

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

3.	The Company is to be an exempted Company as defined by the Companies Act 1981.

4.	The Company has power to hold land situated in Bermuda not exceeding in all, including the following parcels:-

           N/A

5.

The authorised share capital of the Company is US$120,000 divided into shares of US$1.00 each. The minimum subscribed share capital of the Company is US$120,000 fully paid while the Company is registered as an insurer under the Insurance Act 1978.

~~6.~~	~~The objects for which the Company is formed and incorporated are:-~~

~~1.~~	~~As set out in paragraphs (a) to (n) and (p) to (u) inclusive of the Second Schedule to the Act.~~

~~2.~~

~~To carry on the business of insurance and/or reinsurance consultant and/or adviser for all and any types of risk and/or generally as consultant and/or adviser to any exempted undertaking and/or other person existing or resident outside Bermuda~~

~~7.~~	~~Powers of the Company~~

	~~1.~~	~~The Company shall, pursuant to Section 42 of the Companies Act 1981, have the power to issue preference shares which are, at the option of the holder, liable to be redeemed.~~

~~2.~~

~~The Company shall, pursuant to Section 42A of the Companies Act 1981, have the power to purchase its own shares subject to the Company conforming with the requirements to the Insurance Act 1978 and any conditions imposed or directions given thereunder.~~

6.	The objects for which the Company is formed and incorporated are unrestricted.

7.	The following are provisions regarding the powers of the Company –

Subject to paragraph 4, the Company may do all such things as are incidental or conducive to the attainment of its objects and shall have the capacity, rights, powers and privileges of a natural person, and –

	(i)	pursuant to Section 42 of the Act, the Company shall have the power to issue preference shares which are, at the option of the holder, liable to be redeemed;

	(ii)	pursuant to Section 42A of the Act, the Company shall have the power to purchase its own shares for cancellation; and

	(iii)	pursuant to Section 42B of the Act, the Company shall have the power to acquire its own shares to be held as treasury shares.

Signed by each subscriber in the presence of at least one witness attesting the signature thereof:-

(Subscribers)	(Witnesses)

Subscribed this 11th day of December, 1997.

STAMP DUTY (To be affixed)

Annex D

PROPOSAL TO AMEND RAM RE’S BYE-LAWS
(Item 5.4 on Proxy Card)

RESOLVED that the Bye-laws of RAM Re be amended as follows:

Treasury Shares

(i)	In Bye-law 1.1, by inserting the following definition in alphabetical order:

Treasury Share
a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled;

(ii)	In Bye-law 3, by inserting the double underlined text as follows:

3.	Power of the Company to Purchase its Shares

The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the provisions of the Act on such terms as the Board shall think fit. The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act; provided, however, that such purchase may not be made if the Board determines that it would result in a non-de minimis adverse tax, legal or regulatory consequence to the Company, any of its subsidiaries or any direct or Indirect holder of shares or its Affiliates.

(iii)	By adding the following as a new Bye-law 4.5 and renumbering the sub-paragraphs in Bye-law 4 accordingly:

“All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.”

Electronic Initiative

(i)	In Bye-law 27.1, by inserting the double underlined text and deleting the struck through text as follows:

Members may participate in any general meeting by ~~means of~~ such ~~telephone~~, telephonic or electronic ~~or other communication facilities~~ means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

(ii)	By adding the following as new Bye-law 30.5:

“In the event that a Member participates in a general meeting by telephone or electronic means, the chairman of the meeting shall direct the manner in which such Member may cast his vote on a show of hands.”

(iii)	In Bye-law 31.4, by inserting the double underlined text and deleting the struck through text as follows:

Where a vote is taken by poll, each person physically present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or ~~initialed~~ initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. Each person present by telephone or

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electronic means shall cast his vote in such manner as the chairman shall direct. At the conclusion of the poll, the ballot papers and votes cast in accordance with such directions shall be examined and counted by an inspector of election appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

(iv)	In Bye-law 56, by inserting the double underlined text and deleting the struck through text as follows:

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if, at least seven days prior to such meeting, it is given to such Director verbally (in person or by telephone) or otherwise communicated or sent to such Director by post, ~~cable, telecopier~~, facsimile, electronic ~~mail~~means or other mode of representing words in ~~a legible~~ visible form at such Director’s last known address or in accordance with any other ~~address~~instructions given by such Director to the Company for this purpose; provided, however, that a Director may consent to a shorter notice period orally or in writing before the commencement of the meeting.

(v)	In Bye-law 57, by inserting the double underlined text and deleting the struck through text as follows (and by amending the Table of Contents accordingly):

57.	~~Participation~~Electronic participation in Meetings by Telephone

Directors may participate in any meeting of the Board by means ~~of~~by such ~~telephone,~~telephonic or electronic or other communication ~~facilities~~means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

Directors may participate in any meeting ~~of the Board by means of~~by such ~~telephone,~~telephonic or electronic ~~or other communication facilities~~means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

Indemnification and Exculpation of Directors and Officers

(i)	By adding the following as new Bye-law 54.5:

“The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director of Officer may be guilty in relation to the Company or any subsidiary thereof.”

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☒	Votes must be indicated (x) in Black or Blue ink. PLEASE BE CERTAIN TO DATE AND SIGN THIS PROXY, RETURN THE PROXY IN THE ENCLOSED ENVELOPE.	Please Mark Here for Address Change or Comments S E E R E V E R S E S I D E

1. Election of Directors of RAM HOLDINGS LTD.	5(i) AUTHORIZATION OF ELECTION OF DIRECTORS OF RAM REINSURANCE COMPANY LTD.

FOR all nominees listed below	WITHHOLD *EXCEPTIONS AUTHORITY to FOR all vote for all nominees except nominees listed those below listed below	Item2.

Item 3.
Nominees: 01 Edward F. Bader 02 David L. Boyle 03 Allan S. Bufferd 04 Joan H. Dillard 05 Joseph M. Donovan 06 Vernon M. Endo	07 Michael J . Normile 08 Bradley M. Shuster 09 Dirk A. Stuurop 10 Steven J. Tynan 11 Conrad P. Voldstad	Item 4.
Item 5.

*Exceptions
(ii)AUTHORIZATION (see description below) (iii) AUTHORIZATION (see description below) (iv) AUTHORIZATION (see description below)

Signature ___________________________________________Signature ___________________________________________ Date
Signature should correspond with the printed name appearing hereon. When signing in a fiduciary or representative capacity, give full title as such, or when more than one owner, each should sign.

FOLD AND DETACH HERE

PROPOSALS

(2) INDEPENDENT AUDITORS OF RAM HOLDINGS LTD.
To appoint PricewaterhouseCoopers to act as the independent auditors of RAM Holdings Ltd. for the fiscal year ending Dedember 31, 2008 and to authorize the directors of RAM Holdings Ltd. acting by the audit comittee to determine the independent auditors’ fees.

(3) AMENDMENTS TO RAM HOLDINGS LTD.’S MEMORANDUM OF ASSOCIATION
To approve the amendment of RAM Holdings Ltd.’s Memorandum of Association to remove the objects clause so that objects for which RAM Holdings Ltd. is formed are unrestricted.

(4) AMENDMENTS TO RAM HOLDINGS LTD.’S BYE-LAWS FOR WHICH
To approve the amendment of RAM Holdings Ltd.’s Bye-Laws to (i) permit RAM Holdings Ltd. to acquire its shares as treasury shares; (ii) allow for shareholders to approve matters by written resolution other than by unanimous written resolution; (iii) clarify RAM Holdings Ltd.’s ability to indemnify its directors and officers; and (iv) make various changes permitting electronic communications and delivery.

(5) PROPOSALS CONCERNING RAM REINSURANCE COMPANY LTD.
(i) AUTHORIZATION OF ELECTION OF DIRECTORS OF RAM REINSURANCE COMPANY LTD. Nominees: (5A) Edward F. Bader, (5B) David L. Boyle, (5C) Allan S. Bufferd, (5D) Joan H. Dillard, (5E) Joseph M. Donovan, (5F) Vernon M. Endo, (5G)Michael J. Normile, (5H) Bradley M. Shuster, (5I) Dirk A. Stuurop, (5J) Steven J. Tynan, (5K) Conrad P. Voldstad

(ii) AUTHORIZATION OF INDEPENDENT AUDITORS OF RAM REINSURANCE COMPANY LTD. To appoint PricewaterhouseCoopers to act as the independent auditors of RAM Reinsurance Company Ltd. for the fiscal year ending December 31, 2008 and to authorize the directors of RAM Reinsurance Company Ltd., acting by the audit committee, to determine the independent auditors’ fees.

(iii) AUTHORIZATION OF AMENDMENTS TO RAM REINSURANCE COMPANY LTD.’S MEMORANDUM OF ASSOCIATION
To approve the amendment of RAM Reinsurance Company Ltd.’s Memorandum of Association to remove the objects clause so that objects for which RAM Reinsurance Company Ltd. is formed are unrestricted.

(iv) AUTHORIZATION OF AMENDMENTS TO RAM REINSURANCE COMPANY LTD.’S BYE-LAWS
To approve the amendment of RAM Reinsurance Company Ltd.’s Bye-Laws to (i) permit RAM Reinsurance Company Ltd. to acquire its shares as treasury shares; (ii) clarify RAM Reinsurance Company Ltd.’s ability to indemnify its directors and officers; and (iii) make various changes permitting electronic communications and delivery.

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RAM HOLDINGS LTD.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF RAM HOLDINGS LTD.

The undersigned hereby revoking all proxies all proxies previously granted, appoints VICTORIA W. GUEST or, failing her, the chairman of the meeting and each of them, with powers of substitution, or, instead of such persons, the person indicated on the reverse side hereof as proxy of the undersigned, to attend the Annual General Meeting of Shareholders of RAM Holdings Ltd. on May 2, 2008 and any adjournments thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse. (If you select a proxy other than those than designated above, please draw a line through the designated proxies’ named.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR PROPOSAL 4, AND FOR PROPOSAL 5(i) – (iv). WHETHER OR NOT DIRECTION IS MADE, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS. IN THE CASE OF ELECTION OF DIRECTORS, IF CUMULATIVE VOTING IS IN EFFECTTHE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON A CUMULATIVE BASIS AND DISTRIBUTED AMONG NOMINEES IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES, PROVIDED THAT NO VOTES WILL BE DISTRIBUTED TO A NOMINEE FOR WHOM AUTHORITY TO VOTE IS WITHHELD.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

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